Registration No. 333-______

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM SB-2/A
                            REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933
                            (Amendment Number 1)
                           ----------------------
                        CYCLE COUNTRY ACCESSORIES CORP
                  (Name of Small Business Issuer in its Charter)

	NEVADA		    	 	3714			  42-1523809
-----------------------------------------------------------------------------

(State of Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)

                                2188 Highway 86
                              Milford, Iowa 51351
                                (712) 338-2701
           (Address and telephone number of principal executive offices and principal place of business)

                                Ronald Hickman
                                2188 Highway 86
                               Milford, Iowa 51351
                                 (712) 338-2701
            (Name, address and telephone number of agent for service)

                                    Copies to:

     Van Stillman, Esq.                    James G. Dodrill II, Esq.
     Van Stillman, P.A.                    James G. Dodrill II, P.A.
     1177 George Bush Blvd., Suite 308     3360 NW 53rd Circle
     Delray Beach, FL 33483                Boca Raton, FL 33496
     (561) 330-9903                        (561) 862-0529
                            ----------------------
               Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
                            ----------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).


                       CALCULATION OF REGISTRATION FEE


                                         PROPOSED    PROPOSED
TITLE OF EACH CLASS                      MAXIMUM     MAXIMUM
OF                          AMOUNT TO    OFFERING    AGGREGATE   AMOUNT OF
SHARES TO BE                   BE        PRICE PER   OFFERING    REGISTRATION
REGISTERED                  REGISTERED   SHARE <F1>  PRICE          FEE
-------------------         ----------   ----------  ----------  -------------
Common Stock,
$.0001 par value to be sold   500,000     $3.00      $1,500,000   $138.00
by selling shareholders

TOTAL                         500,000                $1,500,000   $138.00

----------------------

<F1>
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                                   -------------------------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROPECTUS
                 SUBJECT TO COMPLETION, DATED JULY 24, 2002

                      500,000 Shares of Common Stock

                      CYCLE COUNTRY ACCESSORIES CORP.
     The Offering:

     We are registering a total of 500,000 shares of our common stock, 155,000 of which are being offered by selling shareholders at an estimated price of $3.00 per share and 345,000 of which we are offering at a price of $3.00 per share.

     Our common stock is quoted on the OTC Bulletin Board. The average of the closing bid and ask price of our shares on July 21, 2002 was $3.015.


                       OTC Bulletin Board - "CYCY"
                    _________________________________

       Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 7 of this prospectus.

     We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
                          ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                         _______________________

     The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is July 24, 2002

                             TABLE OF CONTENTS


                                                                   Page
                                                                   ----

Prospectus Summary                                                   3
The Offering                                                         4
Summary Financial Information                                        6
Risk Factors                                                         7
Use of Proceeds                                                      11
Determination of Offering Price                                      11
Dividend Policy                                                      11
Management's Discussion and Analysis of Financial Condition
and Results of Operations                                            12
Business                                                             21
Management                                                           29
Principal Shareholders                                               32
Selling Shareholders                                                 33
Certain Transactions                                                 34
Description of Securities                                            35
Indemnification                                                      38
Plan of Distribution                                                 39
Legal Matters                                                        41
Experts                                                              41
Where You Can Find More Information                                  42
Index to Financial Statements                                        F-1

	As used in this prospectus, the terms "we," "us," "our," "the Company," and "Cycle Country" mean Cycle Country Accessories Corp., a Nevada corporation and Cycle Country Accessories Corp. an Iowa corporation (our predecessor corporation). The term "selling shareholders" means our shareholder which is offering to sell its shares of Cycle Country common stock that are being registered through this prospectus. The term "common stock" means our common stock, par value $0.0001 per share and the term "Shares" means the 500,000 shares of common stock being offered through this prospectus.

                              PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.

Cycle Country Accessories Corp.

     We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products , including snowplow blades, lawnmowers, spreader, sprayers, tillage equipment, winch mounts, utility boxes, wheel covers and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacture of many original equipment components. Additionally, we recently made the decision to enter the Lawn and Garden industry.

     In 2001 there were 800,000 ATVs sold worldwide, representing a 19.2% increase over 1999 according to ATV Magazine. According to ATV Magazine, of these 800,000 units, 75% were Utility ATVs, which we consider to be our target market. We estimate that we produce 50% of the Utility ATV accessories sold nationally. Additionally we estimate that we produce approximately 50% of the ATV accessories in the international markets to which we distribute.

     We were incorporated in Iowa in 1983, reincorporated in Nevada in 2001 and have sold our products to 16 distributors in the United States for the past 20 years. Additionally, we currently have 19 international distributors distributing our products to 35 countries. For the fiscal year ended September 30, 2001, we achieved revenues of approximately $13,300,000.

     Our principal office is located at 2188 Highway 86, Milford, Iowa 51351 (Telephone (712) 338-2701, fax (712) 338-2601). Our internet address is www.cyclecountry.com.
           --------------------

                                The Offering

Securities Offered                             500,000 shares of common
                                               stock. Of this amount,
                                               155,000 are being offered
                                               by the selling shareholders
                                               and 345,000 are being offered
                                               by us; See "Description of
                                               Securities"


Common Stock Outstanding, before offering      3,918,250
Common Stock Outstanding, after offering <F1>  4,263,250


OTC Bulletin Board Symbol                      CYCY


Use of Proceeds                                We will not receive any
                                               proceeds from the sale of
                                               the 155,000 shares of
                                               common stock by our
                                               selling shareholders.  We
                                               will receive proceeds
                                               from the 345,000 shares
                                               of common stock being
                                               sold by us and
                                               intend to use the
                                               proceeds from the sale
                                               for construction of a new
                                               facility for expansion of
                                               our operations, for
                                               reduction of short and
                                               long term debt at Bank
                                               Midwest and for general
                                               corporate purposes.  See
                                               "Use of Proceeds."


Dividend Policy                                We do not intend to pay
                                               dividends on our common
                                               stock.  We plan to retain
                                               any earnings for use in
                                               the operation of our
                                               business and to fund
                                               future growth.

<F1>
(1) assumes the sale of all 345,000 shares we are offering.

Risk Factors

     The securities offered by this prospectus are highly speculative and very risky. We have described the material risks that we face below. Before you buy, consider the risk factors described and the rest of this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 10.

                       Summary Financial Information

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.

                               Year Ended     Year ended    Six months    Six months
                               September      September     ended March   ended March
                               30, 2001       30, 2000       31, 2002      31, 2001
                               --------       --------      (unaudited)   (unaudited)
                                                            -----------   ------------
Statement of Operations Data:
Total Revenue                  $13,313,826    $12,779,471   $ 7,034,823    $ 7,447,973
                               ===========    ===========   ===========    ===========

Gross Profit                   $ 4,056,283    $ 3,641,309   $ 1,992,772    $ 2,152,095
                               ===========    ===========   ===========    ===========

Net Income                     $ 1,174,001    $ 1,020,776   $   304,749    $   950,835
                               ===========    ===========   ===========    ===========



                                              As of             As of
                                            September       March 31, 2002
                                             30,2001          (unaudited)
                                            ---------       --------------
Balance Sheet Data
Cash and cash equivalents                   $  274,089       $   108,021
Total current assets                        $4,169,249       $ 4,420,611
Total assets                                $6,704,068       $ 7,312,953
Total current liabilities                   $2,174,242       $ 2,933,577
Total shareholders' equity                  $  872,346       $ 1,177,103
Total liabilities and shareholders' equity  $6,704,068       $ 7,312,953

                                RISK FACTORS

     The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.

     Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, identify forward-looking statements. These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations. These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission. See "Risks Associated With Forward-Looking Statements" on page 10.

     Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our revenues and earnings could be negatively affected if we cannot anticipate market trends, enhance existing products and achieve market acceptance of new products.

     Our ability to continue and expand the sales levels that we typically achieved in prior years is largely dependent on our ability to successfully anticipate and respond to changing consumer demands and trends in a timely manner. This includes introducing new or updated products at prices acceptable to customers. Our ability to maintain market acceptance and achieve further acceptance for our products will depend upon our ability to:

         -        maintain a strong and favorable brand image;

         -        maintain a reputation for high quality; and

         - continue to develop our network of distributors to sell our products both domestically and internationally.

     We can give you no assurance that the market for our products will continue to develop or that large demand for these products will be sustainable. In addition, we may incur significant costs in our attempt to maintain or increase market acceptance for our products.

Our sales are highly dependent on the effectiveness of our distributor networks.

     Our level of sales depends to a great extent upon the effectiveness
of our distributor networks.   We can offer no assurance that these
distributors will continue to have the success they have historically.

Our sales may be impacted by weather conditions.

     As a manufacturer of accessories for outdoor motorized equipment, our sales may be impacted by weather conditions. For example, lack of snowfall in any year in any particular region of the United States or Canada may adversely affect demand for our snow plow. There is no assurance that certain weather conditions would not have a material adverse effect on our sales.

Our officers and directors are not required to continue as shareholders.


     There is no requirement that any of our officers and/or directors retain any of their shares of our common stock. Accordingly, there is no assurance that all or any of our officers and/or directors will continue to maintain an equity interest in the company.

A large percentage of our sales are made to our three largest customers.

     Our three largest customers accounted for approximately 43% of our net sales in the year ending September 30, 2001. These three customers have represented a significant amount of our business every year for at least the past 16 years. The loss of any or all of these customers would have a material adverse impact on the results of our operations.

We face product liability claims.

     Product liability claims are made against us from time to time. We currently carry $2 million in product liability insurance. Over the past seven years, we paid an aggregate of less than $30,000 in product liability claims, and the largest single judgment against us has been for $21,000. No assurance can be given that our historical claims record will not change or that material product liability claims against us will not be made in the future. Adverse determination of material product liability claims made against us could have a material adverse effect on our financial condition.


Our products could contain defects creating product recalls and warranty claims that could materially adversely affect our future sales and profitability.

     Our products could contain unforeseen defects. These defects could result in product recalls and warranty claims. A product recall could delay or halt production of the affected product until we are able to address the reasons for any defects. Recalls may also have a materially negative effect on our brand image and public perception of the affected product. This could materially adversely affect our future sales. Recalls or other defects would be costly and could require substantial expenditures.

     We offer a standard one-year warranty on all products except snow plows, on which we offer a limited life time warranty. Although we employ quality control procedures, a product is sometimes distributed which needs repair or replacement. Historically, product recalls have been administered through our distributors and have not had a material effect on our business. However, no assurance can be given that our historical claims record will not change adversely as a result of our growth or otherwise.

     Unanticipated defects could also result in product liability litigation against us. Given the nature of our products, we have in the past and expect in the future to be subject to potential product liability claims that, in the absence of sufficient insurance coverage, could have a material adverse effect on us. Although we currently maintain liability insurance coverage, this coverage may not be adequate to cover all product liability claims. Any large product liability claim could materially adversely affect our ability to market our products.

We face substantial competition.

     We face competition from various companies in each product line we offer. A number of our competitors are well financed and could develop innovative products that would reduce our market share. Additionally, as we expand our product offerings into new markets and into offering new products we will face additional competition. Competition in foreign markets may also be affected by duties, tariffs, taxes and the effect of various trade agreements, import restrictions and fluctuations in exchange rates.

A recession could detrimentally affect our sales.

     Our sales are partially dependent on discretionary consumer spending, which may be affected by general economic conditions. A recessionary environment could result in a decrease in consumer spending in general, which could result in decreased spending in our markets, directly or in the overall market for ATV's, either of which could have a material adverse effect on our business, operating results and financial condition. Additionally, factors that influence the general economic climate, such as consumer confidence levels, interest rates, employment trends and fuel availability and prices could also result in decreased spending in our markets. Because in the short term most of our operating expenses are relatively fixed, we may be unable to adjust spending sufficiently in a timely manner to compensate in the event of any unexpected sales shortfall. If we fail to make these adjustments quickly, our operating results and financial condition could be materially adversely affected.


Our quarterly financial results may fluctuate significantly.

     Our quarterly operating results will likely fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include:

-       General economic and market conditions;
-       Pricing changes in the industry;
-       The amount and timing of orders from retailers;
-       The timing of shipments and new product introductions;
-       Manufacturing delays;
-       Seasonal variations in the sale of our products;
-       Product mix; and
-       Pricing changes in our products.

     Due to these factors, our quarterly operating results may fall below any market expectations that may arise. If this happens, the trading price of our common stock would likely decline, perhaps significantly.


There is no assurance of future dividends being paid.

     At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.

Risks associated with forward looking statements.

     This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

     (1) our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,
     (2) our ability to market our products on a global basis at competitive prices now and in the future,
     (3) our ability to maintain brand-name recognition for our products now and in the future,
     (4)     our ability to maintain an effective distributors network,
     (5) our success in forecasting demand for our services now and in the future,
     (6) our ability to maintain pricing and thereby maintain adequate profit margins,
     (7) our ability to achieve adequate intellectual property protection and
     (8) our ability to obtain and retain sufficient capital for future operations.

                               USE OF PROCEEDS


     We will not receive any proceeds from the sale of the 155,000 shares of common stock being offered by our selling shareholders.

     We will receive proceeds to the extent that we are able to sell any of the 345,000 shares of common stock we are offering.

     The proceeds will be used for construction of a new facility for expansion of our operations, for reduction of outstanding amounts on our $500,000 line of credit ($450,000 outstanding on June 26, 2002) and the $4.5 million term note ($3,815,861 outstanding on June 26, 2002); interest at prime plus .75% (6% at June 26, 2002) at Bank Midwest and for general corporate purposes; however, there can be no assurance that all or any portion of these shares will be sold.

     We expect to incur expenses of approximately $15,000 in connection with the registration of the shares.


                     DETERMINATION OF OFFERING PRICE

     The price at which the shares may actually be sold by the selling shareholder will be determined by the market price of our common stock as of the date of sale.

                             DIVIDEND POLICY

     It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATION

     The following is a discussion of our results of operations and our liquidity and capital resources. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Risks Associated With Forward Looking statements". The following should be read in conjunction with our Financial Statements and the related Notes included elsewhere in this prospectus.

     Cycle Country Accessories Corp. (a Nevada corporation) was incorporated in the state of Nevada on August 15, 2001 as a C corporation. The initial capitalization consisted of 3,625,000 shares of common stock. On August 21, 2001, we entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) for $4,500,000 in cash and 1,375,000 shares of our common stock. Cycle Country Accessories Corp. (an Iowa corporation) was originally incorporated on August 8, 1983 and is headquartered in Milford, Iowa. Since both Companies are under common control by virtue of majority ownership and common management by the same three individuals, this transaction was accounted for in a manner similar to a pooling of interests. We used the proceeds from a $4,500,000 term note (the "Note") entered into with a commercial lender to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation). The Note is collateralized by all of the Companies assets, is payable in monthly installments from September 2001 to July 2006, which includes principal and interest at prime + 0.75% (6.75% at September 30, 2001), with a final payment upon maturity on July 25, 2006. The variable interest rate can never exceed 9% or be lower than 6%. The monthly payment is $90,155 and is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. Additionally, any proceeds from the sale of stock received from the exercise of any of the 2,000,000 outstanding warrants shall be applied to any outstanding balance on the Note. At September 30, 2001, $4,440,512 was outstanding on the Note.

     On August 21, 2001, Cycle Country Accessories Corp. (an Iowa corporation) acquired its operating facility, which consisted of land and building with a fair value of $1,500,000, from certain shareholders. The consideration given was comprised of $300,000 in cash and 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation). On August 14, 2001, Cycle Country Accessories Corp. (an Iowa corporation) merged with Okoboji Industries Corporation. Since both Companies were owned and managed by the same three individuals, this transaction was also accounted for in a manner similar to a pooling of interests.

     As a result of the transactions described above, we are the Successor Company to the business activities of the aforementioned companies.

     We are the one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, utility boxes, wheel covers and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacturer of many original equipment components. Additionally, we recently made the decision to enter the Lawn and Garden industry.

     We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation- has enabled us to develop key, long term relationships with ATV manufacturers and distributors. We have sold our products to 16 distributors in the United States for the past 20 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 19 international distributors distributing our products to 35 countries.

     Additionally, we are the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 90% of the Original Equipment Manufacturer hubcap business. We have always sold directly to golf car manufactures and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.


Results of Operations - Year ended September 30, 2001 vs Year ended September 30, 2000

     OVERALL. Revenues for the year ended September 30, 2001 increased $534,355, or 4.2%, to $13,313,826 from $12,779,471 for the year ended
September 30, 2000. Cost of goods sold increased $119,381, or 1.3%, to $9,257,543 for the year ended September 30, 2001 from $9,138,162 for fiscal 2000. Additionally, gross profit as a percentage of revenue was 30.5% for the year ended September 30, 2001 compared to 28.5% for fiscal 2000. The increase in gross margin during fiscal 2001 of 2% is mainly attributable to an increase in unit sales volume of our most profitable product, Snowplow Blades, as well as operational labor efficiencies in our Plastic Wheel Cover segment and a slight decrease of manufacturing overhead costs as a percentage of sales (8.3% of sales in fiscal 2001 versus 8.4% of sales in fiscal 2000). Selling, general and administrative expenses increased $332,510, 12.6%, to $2,978,841 for the year ended September 30, 2001 from $2,646,331 for fiscal 2000. The increase in operating expenses is primarily a result of additional spending of approximately $79,000 in professional fees, approximately $67,000 in advertising and promotions, approximately $89,000 in sales & marketing rebates, approximately $38,000 in insurance, approximately $25,000 in travel costs, approximately $21,000 each in vehicle repairs and depreciation, and approximately $15,000 in research and development costs coupled with a decrease of approximately $18,000 in freight costs and $15,000 in building rent. Non-operating income increased $15,401, or 59.7%, to $41,199 for the year ended September 30, 2001, from $25,798 for fiscal 2000. The increase is primarily due to increases of approximately $10,000 of interest income, approximately $32,000 of consulting income earned and approximately $34,000 of interest expense coupled with a decrease of approximately $14,000 in royalty income and approximately $10,000 in gains on sale of equipment during the year ended September 30, 2001 and the write-off of an investment of the Company of approximately $28,000 during fiscal 2000.

     BUSINESS SEGMENTS As more fully described in Note 17 to the Consolidated Financial Statements, the Company operates two reportable business segments: ATV Accessories and Plastic Wheel Covers. The gross margins are vastly different in our two reportable business segments due to the fact that we assemble our ATV Accessories (i.e. we outsource the ironworks to our main product supplier) and are vertically integrated in our Plastic Wheel Cover segment.

     ATV ACCESSORIES Revenues for the year ended September 30, 2001 increased $569,725, or 5.2%, to $11,592,047 from $11,022,322 for the year ended September 30, 2000. The increase is attributable to an increase in unit volume of our Snowplow Blades.

     Cost of goods sold increased $136,887, or 1.8%, to $7,901,782 for the year ended September 30, 2001 from $7,764,895 for fiscal 2000. The increase is due to an increase in material costs during fiscal 2001 as compared to fiscal 2000. Gross profit as a percent of revenues was 31.8% for fiscal 2001 compared to 29.6% for the corresponding period in 2000. The increase in gross profit for the year ended September 30, 2001 was attributable to the increase in unit sales volume of our most profitable product, the Snowplow Blade as discussed above.

     PLASTIC WHEEL COVERS Revenues for the year ended September 30, 2001 remained relatively constant, increasing $5,699, or 0.3%, to $1,984,006 from $1,978,307 for the year ended September 30, 2000. The slight increase in revenue was attributable to changes in current market conditions. Our new product will address the needs of the new market.

     Cost of goods sold decreased $258,131, or 28.6%, to $644,026 for the year ended September 30, 2001 from $902,157 for fiscal 2000. Gross profit as a percent of revenue was 67.5% for the year ended September 30, 2001 compared to 54.4% for the corresponding period in fiscal 2000. The increase in gross profit for the year ended September 30, 2001 was attributable to raw material price savings and labor efficiencies obtained in the production process.

     GEOGRAPHIC REVENUE During fiscal 2001, revenue in the United States increased $487,817, or 4.1%, to $12,476,848 from $11,989,031 for the year ended September 30, 2000.  Revenue from other countries increased
$46,538, or 5.9%, to $836,978 from $790,440 for the year ended September
30, 2000.

OVERALL - Six Months Ended March 31, 2002 and 2001

     Revenues for the six months March 31, 2002 decreased $413,150, or 5.5%, to $7,034,823 from $7,447,973 for the six months ended March
31, 2001. Cost of goods sold decreased $253,827, or 4.8%, to $5,042,051 for the six months ended March 31, 2002 from $5,295,878 for the six months ended March 31, 2001. Additionally, gross profit as a percentage of revenue was 28.3% for the six months ended March 31, 2002 compared to 28.9% for the six months ended March 31, 2001. The decrease in revenues during the six months ended March 31, 2002 is mainly attributable to a decrease in unit sales volume of our mainstay product, Snowplow Blades, in the second quarter of fiscal 2002 as compared to the second quarter of fiscal 2001 which was caused, in part, by a milder winter and less precipitation this fiscal quarter than the same quarter of fiscal 2001 across the entire country. The second quarter of fiscal 2001 also had unusually high sales of blade products as our distributors ordered late in the quarter to achieve rebate program goals, which did not occur in the fiscal 2002 second quarter as the distributors achieved program goals earlier. When large orders occur at a season-end, such as occurred in the second quarter fiscal 2001, the inventory that is sold is considered to be for the following season. Although this effects the quarter sales, when a late season surge in orders does not occur it means less inventory must be moved at the retail level and leads to new orders early at the start of the following season. The decrease was also attributable to a later than usual start on our mower production and sales. The slight decrease of 0.6% in gross profit is primarily the result of the establishment of an obsolescence reserve for the Plastic Wheel Cover business segment and the mix of slightly more lower-profit products that made up the sales for the six months ended March 31, 2002 versus the six months ended March 31, 2001.
These factors were offset, somewhat, by a reduction in rent of approximately $108,000 that is included as part of the overhead expenses allocated to cost of goods sold.

     Selling, general, and administrative expenses increased $139,137, or 11.0%, to $1,408,768 for the six months ended March 31, 2002 from $1,269,631 for the six months ended March 31, 2001. The increase in operating expenses is a result of additional spending of approximately $52,000 in salaries, commissions and other related benefits, approximately $48,000 in increased advertising, approximately $50,000 in legal and accounting costs, and approximately $37,000 in office related expenses. The increases were offset by a reduction in rent expense of approximately $65,000 due to the Company acquiring its operating facility (which consisted of land and building) from certain shareholders that was previously leased under an operating lease during the fourth quarter of fiscal 2001.

     Interest and miscellaneous income decreased approximately $45,320 from the first six months of fiscal 2001 to the first six months of 2002. The decrease is primarily due to a one-time consulting fee of approximately $31,600 that was earned during the first six months of fiscal 2001 and approximately $17,690 reduction in interest income earned during the first six months of fiscal 2002 versus the first six months of fiscal 2001. Interest expense increased $127,788 to $128,240 for the six months ended March 31, 2002 from $452 for the first six months ended March 31, 2001 due to the Company entering into a bank note payable for $4,500,000 in the fourth quarter of fiscal 2001. As compared to the first six months of 2002, interest expense over the remaining six months of fiscal 2002 should decrease slightly as the principal balance is continually reduced on the bank note and interest rates remain relatively low.

     The provision for income taxes increased 100% to $174,515 for the six months ended March 31, 2002 from $0 for the six months ended March 31, 2001. The increase is due to the Company converting to a C corporation effective August 21, 2001. This conversion requires the Company to make the applicable federal and state income tax payments. Prior to August 21, 2001, the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, which requires the shareholders to report their proportionate share of the Company's income on their individual tax returns. Therefore, prior to August 21, 2001, no provision or liability for federal or state income taxes has been included in the Company's Condensed Consolidated Financial Statements.

     We anticipate our revenues to increase during the third and fourth quarters of fiscal 2002 as product inventories within the network of distribution and market channels are relatively low, which historically leads to increased orders and sales activity. Other factors contributing to our projection of increased third and fourth quarter revenues include the successful development and incorporation of new products, re-engineering of our mainstay products, and the successful acquisition of Perf-Form and its premium oil products for motorcycles and ATV's. The seasonality of the ATV accessories market is a factor that we are continually addressing with increased sales and marketing efforts to our existing distributors, our focus on new distributors in untapped geographic locations, and expansion into new markets, such as lawn and garden. We also foresee selling, general and administrative expenses remaining consistent or decreasing slightly as a percent of revenues during the remainder of fiscal 2002 through increased usage of existing manufacturing capacity of our operating facility from increased production of new and existing products.


ATV ACCESSORIES - Six Months Ended March 31, 2002 and 2001

     Revenues for the six months ended March 31, 2002 decreased $513,881, or 7.8%, to $6,102,997 from $6,616,878 for the six months ended March 31, 2001. The decrease is mainly attributable to a decrease in unit volume of our Snowplow Blade and our mowers as discussed above (See OVERALL RESULTS OF OPERATIONS).

     Cost of goods sold for the six months ended March 31, 2002 decreased $417,132, or 9.8%, to $3,850,564 from $4,267,696 for the six months ended March 31, 2001. Gross profit as a percent of revenues was 36.9% for the six months ended March 31, 2002 compared to 35.5% for the corresponding period in fiscal 2001. The slight increase in gross profit for the six months ended March 31, 2002 as compared to the corresponding period in fiscal 2001was attributable to a decrease in our rebate program expense, which was offset somewhat by changes in the mix of products sold as discussed above (See OVERALL RESULTS
OF OPERATIONS).

PLASTIC WHEEL COVERS - Six Months Ended March 31, 2002and 2001

     Revenues for the six months ended March 31, 2002 increased $146,326, or 15.4%, to $1,094,277 from $947,951 for the six months ended March 31, 2001. The increase is attributable to changes in current market conditions. Our new product and process will address the needs of the new market.

     Cost of goods sold for the six months ended March 31, 2002 increased $93,084, or 39.4%, to $329,085 from $236,001 for the six months ended
March 31, 2001. Gross profit as a percent of revenue was 69.9% for the six months ended March 31, 2002 compared to 75.1% for the corresponding period in fiscal 2001. The increase in cost of goods and the decrease in gross profit during the six months ended March 31, 2002 as compared to the corresponding period in fiscal 2001 were directly attributable to an increase in our inventory reserve for some potentially excess and/or obsolete plastic wheel covers and was offset, somewhat, with operational efficiencies. This potential excess/obsolescence is due to the development of new production methods and technology of a higher quality product that will position us well for the expanding golf cart industry.

GEOGRAPHIC REVENUE - Six Months Ended March 31, 2002 and 2001

     During the six months ended March 31, 2002, revenue in the United States of America decreased $632,902, or 9.0%, to $6,429,740 from $7,062,642 for the six months ended March 31, 2001. Revenue from other countries increased $219,752, or 57.0%, to $605,083 from $385,331 for
the six months ended March 31, 2001.   The decrease during the six months
ended March 31, 2002 in U.S. revenue is due to a general decrease across all regions previously serviced in the United States of America. The increase during the six months ended March 31, 2002 in revenue from other countries is due to an increase of sales in Canada and Europe


OVERALL - Three Months Ended March 31, 2002 and 2001

     Revenues for the three months March 31, 2002 decreased $1,341,477, or 40.5%, to $1,970,351 from $3,311,828 for the three months ended March 31, 2001. Cost of goods sold decreased $913,308, or 37.6%, to $1,516,030 for the three months ended March 31, 2002 from $2,429,338 for the three months ended March 31, 2001. Additionally, gross profit as a percentage of revenue was 23.1% for the second quarter ended March 31, 2002 compared to 26.6% for the second quarter ended March 31, 2001. The decrease in revenues during the second quarter ended March 31, 2002 is mainly attributable to a decrease in unit sales volume of our mainstay product, Snowplow Blades, as compared to the second quarter of fiscal 2001, which had one of the highest unit sales of blades in recent history. The decrease was also attributable to a later than usual start on our mower production and sales. The slight decrease of 3.5% in gross profit is primarily the result of a price increase incurred in our ironworks, the main product component used in assembly, and an increase in direct labor and factory overhead. These elements will be factored into the Company's product pricing structure in the fall of 2002. These increases were offset, somewhat, by a reduction in rent of approximately $53,000 that is included as part of the overhead expenses allocated to cost of goods sold.

     Selling, general, and administrative expenses decreased $29,754, or 0.1%, to $464,094 for the three months ended March 31, 2002 from $493,848 for the three months ended March 31, 2001. Increases in operating expenses of approximately $17,000 in advertising, approximately $48,000 in legal and accounting costs, and approximately $17,000 in office related expenses were offset by a reduction in freight costs of approximately $33,900, approximately $12,000 in insurance, and a reduction in rent expense of approximately $35,000 due to the Company acquiring its operating facility (which consisted of land and building) from certain shareholders that was previously leased under an operating lease during the fourth quarter of fiscal 2001.

     Interest and miscellaneous income decreased approximately $9,500 from the second quarter of fiscal 2001 to the second quarter of 2002. The decrease is due to a reduction of $11,047 in interest income earned during the second quarter of fiscal 2002 versus the second quarter of fiscal 2001. Interest expense increased 100% to $64,172 for the three months ended March 31, 2002 from $0 for the first three months ended March 31, 2001 due to the Company entering into a bank note payable for $4,500,000 in the fourth quarter of fiscal 2001. As compared to the second quarter of 2002, interest expense over the remaining quarters of fiscal 2002 should decrease slightly as the principal balance is continually reduced on the bank note and interest rates remain relatively low.

     The provision for income taxes decreased 100% to show a refund of $17,683 for the second quarter ended March 31, 2002 from $0 for the second quarter ended March 31, 2001. The change is due to the Company converting to a C corporation effective August 21, 2001. This conversion requires the Company to make the applicable federal and state income tax payments. Prior to August 21, 2001, the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, which requires the shareholders to report their proportionate share of the Company's income on their individual tax returns. Therefore, prior to August 21, 2001, no provision or liability for federal or state income taxes has been included in the Company's Condensed Consolidated Financial Statements.

ATV ACCESSORIES - Three Months Ended March 31, 2002 and 2001

     Revenues for the three months ended March 31, 2002 decreased $1,501,372, or 53.3%, to $1,316,685 from $2,818,057 for the three months ended March 31, 2001. The decrease is mainly attributable to a decrease in unit volume of our Snowplow Blade and mowers as discussed above (See OVERALL RESULTS OF OPERATIONS).

     Cost of goods sold for the three months ended March 31, 2002 decreased $1,014,949, or 52.6%, to $914,312 from $1,929,261 for the three months ended
March 31, 2001. Gross profit as a percent of revenues was 30.6% for the three months ended March 31, 2002 compared to 31.5% for the corresponding period in fiscal 2001. The slight decrease in gross profit for the three months ended March 31, 2002 as compared to the corresponding period in fiscal 2001 was attributable to increased prices of raw materials during the quarter as discussed above (See OVERALL RESULTS OF OPERATIONS).

PLASTIC WHEEL COVERS - Three Months Ended March 31, 2002 and 2001

     Revenues for the three months ended March 31, 2002 increased $140,828, or 26.5%, to $671,155 from $530,327 for the three months ended March 31, 2001. The increase is attributable to changes in current market conditions. Our new product and process will address the needs of the new market.

     Cost of goods sold for the three months ended March 31, 2002 increased $82,539, or 74.1%, to $193,870 from $111,331 for the three months ended March 31, 2001. Gross profit as a percent of revenue was 71.1% for the three months ended March 31, 2002 compared to 79.0% for the corresponding period in fiscal 2001. The increase in cost of goods and the decrease in gross profit during the three months ended March 31, 2002 as compared to the corresponding period in fiscal 2001 were directly attributable to an increase in direct labor and factory overhead caused by increased market demands and changes in production methods. The development of new production methods and technology of a higher quality product will position us well for the expanding golf cart industry.

GEOGRAPHIC REVENUE - Three Months Ended March 31, 2002 and 2001

     During the three months ended March 31, 2002, revenue in the United States of America decreased $1,351,798, or 43.7%, to $1,744,645 from $3,096,443 for the three months ended March 31, 2001. Revenue from other countries increased $10,321, or 4.8%, to $225,706 from $215,385 for the three months ended March
31, 2001.   The decrease during the three months ended March 31, 2002 in U.S.
revenue is due to a general decrease across all regions previously serviced in the United States of America. The increase during the three months ended March 31, 2002 in revenue from other countries is due to an increase of sales in Canada.

 Liquidity and Capital Resources

     Our primary source of liquidity has been cash generated by our operations and by the net borrowings of $450,000 under our line of credit.

     At March 31, 2002, we had $108,021 in cash and cash equivalents, compared to $274,089 at September 30, 2001. Until required for operations, our policy is to invest any excess cash reserves in bank deposits, money market funds, and certificates of deposit. Net working capital was $1,487,034 at March 31, 2002 compared to $1,995,007 at September 30, 2001. The change in working capital is primarily due to the following: inventories increased by $460,319, or 17.4%, to $3,099,053 at March 31, 2002 from $2,638,714 at September 30, 2001, accounts receivable decreased by $158,704, or 15.0%, to $899,579 at March 31, 2002 from $1,058,283 at September 30, 2001, accounts payable decreased by $620,718, or 58.6%, to $437,853 at March 31, 2002 from $1,058,571 at
September 30, 2001 and the bank line of credit increased 100% to $500,000 at March 31, 2002 from $0 at September 30, 2001.

     On August 21, 2001, under the terms of a secured credit agreement, the Company entered into a note payable for $4,500,000 (the "Note") with a commercial lender. The Note is collateralized by all of the Company's assets, is payable in monthly installments from September 2001 until July 2006, which included principal and interest at prime + 0.75% (6.0% at March 31, 2002), with a final payment upon maturity on July 25, 2006.

The variable interest rate can never exceed 9% or be lower than 6%. The monthly payment is $90,155 and is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. Additionally, any proceeds from the sale of stock received from the exercise of warrants shall be applied to any outstanding balance on the Note or the Line of Credit described below. At March 31, 2002, $4,027,794 was outstanding on the Note.

     Under the terms of the secured credit agreement noted above, the Company has a Line of Credit for the lesser of $500,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The Line of Credit bears interest at prime plus 1.25% (6.0% at March 31, 2002), and is collateralized by all of the Company's assets. The Line of Credit matures August 25, 2002. At March 31, 2002, $500,000 was outstanding on the Line of Credit.

     Consistent with normal practice, management believes that the Company's operations are not expected to require significant capital expenditures during the remainder of fiscal 2002. Management believes that existing cash balances, cash flow to be generated from operating activities and available borrowing capacity under its Line of Credit will be sufficient to fund operations, and capital expenditure requirements for at least the next twelve months. At this time management is not aware of any factors that would have a materially adverse impact on cash flow during this period.

Forward Looking Statements

     Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, changes in market demand, changing interest rates, adverse weather conditions that reduce sales at distributors, the risk of assembly and manufacturing plant shutdowns due to storms or other factors, and the impact of marketing and cost-management programs.

Recent Accounting Pronouncements

     In November 2001, the Emerging Issues Task Force released Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) (EITF 01-09). Upon adoption of EITF 01-09 on January 1, 2002, the Company was required to classify certain payments to its customers as a reduction of sales. The Company previously classified these payments as selling, general, and administrative expenses in its consolidated statements of income. Upon adoption of EITF 01-09, prior period amounts of $214,152 and $287,630 as of the six months ended March
31, 2002 and 2001, respectively, were reclassified. Because adoption of EITF 01-09 solely resulted in reclassification within the consolidated statements of income, there is no impact on the Company's financial condition, operating income, or net income.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Investments and Hedging Activities, which establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as extended by SFAS No. 137 and amended by SFAS No. 138, was effective for the Company on January 1, 2001. Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. Accordingly, adoption of SFAS No. 133 had no effect on its financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 was adopted by the Company on January 1, 2002. Accordingly, adoption of these statements had no effect on its financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses accounting and reporting for the impairment and disposal of long-lived assets disposed of after December 15, 2001. SFAS No. 144 supersedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principals Board (APB) Opinion No. 30, and amends Accounting Research Bulletin (ARB) No. 51 to eliminate the exception to consolidation for a subsidiary. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale. The Company does not expect the adoption of this statement to have material effect on its financial statements.

                                   BUSINESS

GENERAL

     Cycle Country Accessories Corp. (a Nevada corporation) (the Successor Company) was incorporated in the state of Nevada on August 15, 2001 as a C corporation. On August 21, 2001, we entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) for $4,500,000 in cash and 1,375,000 shares of our common stock. Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) was originally incorporated on August 8, 1983 and is headquartered in Milford, Iowa. In addition, on August 14, 2001, Cycle Country Accessories Corp. (an Iowa corporation) (the Predecessor Company) merged with Okoboji Industries Corporation. Okoboji Industries Corporation manufactured the plastic wheel covers for what is considered our Plastic Wheel Cover segment. As a result of these transactions we are the Successor Company to the business of both companies.

     We are the one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreader, sprayers, tillage equipment, winch mounts, utility boxes, wheel covers and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and subcontract the manufacturer of many original equipment components. Additionally, we recently made the decision to enter the Lawn and Garden industry.

     We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long term relationships with ATV manufacturers and distributors. We have sold our products to 16 distributors in the United States for the past 20 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 19 international distributors distributing our products to 35 countries.

     Additionally, we are the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 90% of the original equipment manufacturer ("OEM") hubcap business. We have always sold directly to golf car manufacturers and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

     Our three largest customers accounted for approximately 43% of our net sales in the year ended September 30, 2001. These three customers have represented a significant amount of our business every year for at least the past 16 years. While the percentage of total net sales these customers represent should decrease as our sales grow in other areas, such as Lawn and Garden, we do anticipate these customers will continue to represent a significant amount of our business.

INDUSTRY OVERVIEW

   ATV Accessories:
   ----------------

     In today's ATV market there are several OEMs competing for market share. Honda has been the world leader followed by Polaris, Yamaha, Kawasaki, Suzuki, Arctic Cat and Bombardier. According to ATV Magazine, in 2000 there were 800,000 ATV's sold worldwide. This represented a 19.2% increase over 1999. Of those 800,000 units 75% were Utility and 40% were Sport Quads. We consider the Utility Division to be our target market.

     Our market research tells us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. We are currently working with some of these companies and expect to substantially expand that market in the very near future. In addition to our accessory line we manufacture several products under private label and we intend to expand on that market.

     Wheel Covers:
     -------------

     The golf car industry continues to expand each year and is currently dominated by E-Z-Go, Club Car and Yamaha. Global, Par Car and a few other OEM's compete for the remainder of the market. We estimate that we maintain 90% of the OEM hubcap business and are the largest manufacturer of golf car hubcaps in the world. We have always sold directly to all the golf car manufacturers and we have an excellent distribution network throughout the United States, Europe and Asia to reach the after market.


COMPANY HISTORY

     Cycle Country's market research has been a continued work in process for the past 20 years and that work still continues today. Our success was accomplished by constant market research and a constant effort to adjust to the changes in the industry. When we started in the ATV accessory industry ATV's were much smaller. They were small 3-wheeled vehicles with two-wheel drive. Today they are powerful 4-wheel drive vehicles capable of doing many more tasks. The ATV industry falls within both recreational and machinery industry depending on the product and consumer. In 2000, approximately 800,000 units were sold worldwide and there are approximately 3 million units on the market today. Prospective ATV buyers lean toward a new purchase because of the strides manufacturers have made in product development. Partly due to our line of utility products the ATV manufacturers have focused their efforts to incorporate four wheel drive and making larger ATV's for greater hauling and work capacity.

     The idea for our business was born in 1981 when Jim Danbom recognized that an ATV could be used to plow snow. He manufactured and sold 100 snow plow kits that year. He sold more the next year and then in 1983 decided to incorporate. The business has grown every year since. Now in addition to snowplows, Cycle Country manufactures and sells a full range of farm products designed for the new and more powerful ATV's. These products include mowers, sprayers, 3-point hitch, moldboard plow, disc harrow, furrower, cultivator, rake, row planter, and seeder. We also manufacture winch mounts, chains, gun racks, and a very unique 5th wheel trailer.

     Over the last several years, we have expanded into manufacturing injected molded wheel covers primarily for the golf car industry. We are now crossing over into the lawn & garden industry with some current products as well as creating new items specifically for that industry.


PRODUCTS

     ATV Accessories
     ---------------

     We offer a complete line of ATV accessories. Our products enhance the functionality and versatility of the ATV. The ATV was initially designed as a recreational vehicle but is rapidly becoming a multi-purpose vehicle serving both recreational and utility functions. Our products help ATV owners perform many of their utility needs. We estimate that approximately 75% of all the ATV's currently sold are for these utility functions. We offer a standard one-year warranty on all products except snow plows, on which we offer a limited lifetime warranty.

     Seven manufacturers dominate the ATV industry. We manufacture accessories for all of the major manufacturer's ATV models.

     We manufacture our products from high-quality parts produced by local metal fabricators and metal stampers, with final assembly and packaging performed at our headquarters. The following lists the major ATV accessory products and their proportion of total sales of the ATV accessory segment for the year ended September 30, 2001, which approximates 85% of total company segment sales: (a) Blades: 71%, (b)
Mowers: 8%, (c) Winches and Winch Mounting Kits: 6%, (d) Tillage
Equipment: 3%, (e) Sprayers: 3%, (f) Spreaders: 1%. "Other" products comprise the remaining 8% of our sales.


     Our major ATV accessory products include:

Blades.

     We manufacture four sizes of steel straight blades which include a 42", 48", 60" and 72" models. We also offer a 52" State Plow, a Power "V" blade and a 60" plastic blade. Standard blade configuration features a universal manual lift or a universal electric lift. The blades can also be lifted with a winch.

Winches and Winch Mounts.

     We offer a complete line of electric winches and winch mounts to fit all ATV models. Models include 1,500 and 2,000 pound capacity winches.

Mowers.

     We offer two mowing systems, the "Quicksilver 54 Finish Cut" mower and the "Rough Cut" mower. The Quicksilver 54 is a 54" finish cut mower that can be mounted to the front of an ATV or towed behind any tractor or ATV. It is powered by a 10.5 horsepower engine by Briggs & Stratton.
The Rough Cut is a 48" mower that is designed to cut thick weeds and overgrown brush. It's powered by a 12.5 horsepower engine by Briggs & Stratton and is pulled behind the ATV. The Rough Cut offers an offset hitch, which allows mowing to the left, right or directly behind the ATV.

Tillage Equipment.

     We manufacture a three-point hitch that transforms the ATV into a small working tractor. The three-point hitch is designed to fit on most four-wheel drive ATVs. The hitch is effective because it locks in the rear suspension and has built-in float to provide the smooth operation of attached implements. The three-point hitch meets engineering standards for zero category hitches. The hitch design allows the use of implements such as cultivators, moldboard plow, disc harrow, furrower, rake, one row planter and a rear blade. We manufacture and sell all of these implements.


Sprayers.

     We offer two styles of sprayers. The first is rack-mounted on the ATV and the other is trailer mounted. Rack-mounted sprayers are offered in both 15 and 25-gallon sizes. There are three different models of rack-mounted sprayers available depending on spraying needs: Econo Spot, Deluxe and Ag-Commercial. Trailer mounted sprayers are offered in 25 and 55 gallon sizes. Both the rack-mounted sprayers and the trailer-mounted sprayers can be purchased with either a 43" or 120" spray boom.

Spreaders.

     We offer a 100-pound capacity hopper for front or rear mounting. This product is used for spreading everything from fertilizer to seed.

Other.

     Additionally, we offer a wide array of products such as tire chains, rack boxes, CV boot guards, spotlights, trailers, gun racks and bed lift kits for select utility vehicles. We also recently entered the lawn & garden market, and are currently working with several OEM's to design a new line of accessories for small tractors. We are also pursuing retail outlets as markets for these products as well. The response that we have experienced suggests that this market will expand at an accelerated rate. Sales of these products began in the third quarter of fiscal 2001 and we believe that this market will represent sales increases in excess of $1 million annually for the next three years.

     Wheel Covers
     ------------

     We are a leading producer of injection-molded plastic specialty vehicle wheel covers for vehicles such as golf cars, riding lawn mowers and light duty trailers. This segment represents approximately 15% of our total segment sales. Wheel cover products include 6", 8" and 10" sizes offered in a variety of color options in both hot-stamped or metalized options.


PRODUCT DEVELOPMENT

     We have remained competitive and grown over the past years by designing and marketing new products continually. We employ an experienced staff of three product design professionals that work with CAD/CAM technology in the design of new products. This R&D group serves two primary functions: product retrofitting and new product design. Retrofitting of existing products accounts for roughly 50 percent of the engineers' time. Management considers the engineering group a critical factor to the company's future and current success.

     New products introduced in 2000 included: the Light Force plastic snow blade, Grablight, Quicksilver 54 mower, front and rear steel mesh baskets and a new rear drop steel mesh basket. New products introduced in 2001 included: the Work Power 1500 winch, universal 3 point frame, and a 72" heavy duty blade for utility vehicles. Management feels that adding new products for the ATV accessory market is a key to continued growth.

     There are no products presently being developed that will require a material investment of our resources.


PATENTS AND TRADEMARKS

     We maintain trademarks for all of our product names. In addition, we maintain patents for wheel covers, 3-point hitches, Snowmobile
Chariot, rack utility boxes, work power lift system, rub block on work power lift, grablight and the 5th wheel trailer.


SUPPLIERS

     During the year ended September 30, 2001, we purchased approximately $4,839,000 of goods from Simonsen Iron Works, Inc., our largest supplier who does the majority of our ironworks. This represented approximately 63% of our raw goods purchases during that year. In order to reduce the possibility of any adverse consequence of this concentration, over the past two years we have begun using additional suppliers.


MARKETING - CHANNELS OF DISTRIBUTION:

     ATV Accessories:
     ----------------

Domestic Distribution

     We distribute our products domestically through 16 distributors that specialize in motorcycle and ATV accessories. These distributors are either regional or national. We believe that virtually every ATV dealer in the United States is served by at least two of these distributors. Because of this overlap we believe that we would experience a minimal decline in sales if any one of our distributors decided to stop selling our products. Most of these distributors have been customers of Cycle Country since we first began selling ATV accessories. Our most recent distributor was added approximately four years ago.

     During the year ended September 30, 2001, Domestic accessory sales represent approximately 93% of our total ATV Accessory sales. For 2001, our largest distributor accounted for 22% of our domestic accessory sales and our five largest distributors accounted for 74% of our domestic accessory sales.

     We are currently negotiating with lawn & garden equipment manufacturers regarding the development of a product line similar to the one offered for the ATV market. We are also working with national retail outlets for potential distribution.

International Distribution

     We are rapidly expanding our international distributor network. There are currently 19 distributors that sell our products in 35 countries. This department is in its 5th year of existence and has provided us with a profitable expansion of the ATV Accessory segment of business. We were recognized as the Iowa Small Business Exporter of the year in 1997 and received the Governor's Export Award in that same year.

     International accessory sales represent approximately 7% of our total ATV Accessory sales. We believe that the international market will be a significant contributor to our long-term sales growth.

    Wheel Covers:
    -------------

     We market wheel covers to virtually all golf car manufacturers. We estimate we provide approximately 90% of all wheel covers sold to these golf car manufacturers. Sales to these golf car OEMs are made directly by our sales force.

     We also market our wheel covers to golf courses and golf car dealers through an extensive network of golf equipment distributors. Management estimates that this distributor network allows us to achieve an 80% market share of the golf car after market wheel cover sales.

Sales and Promotion

     ATV Accessories:
     ----------------

     We employ a sales force of five people to market our ATV products. Our primary method of penetrating the market of ATV dealers is to leverage the sales work to the representatives employed by our distributors. These representatives call on every ATV dealer in the United States and each of the 35 countries represented by our distributors. We view our job as educating these representatives so they can effectively sell our product line.

     Each year we produce a catalog of our entire product line and make a new video that demonstrates the applicability of our products. Distributors are allowed unlimited quantities of these sales tools.
Sales programs such as an early order program that allows for a discount off of distributor price and an annual rebate incentive based on achievement of predefined sales targets are utilized to promote the product line throughout the year.

     Our representatives exhibit at several international trade shows each year in conjunction with our distributors. These representatives also travel to each of our domestic distributors each year to demonstrate new products and address concerns that may arise. In addition, we attend the Dealernews International Powersports Dealer Expo to demonstrate our new products to our distributors as well as ATV dealers.

     Golf Market:
     ------------

     The primary means we use to sell our wheel covers is to attend semi-annual golf industry trade shows and produce a brochure for distribution to interested parties. Distributor representatives assist in after market sales.

Advertising

     We advertise our ATV Accessories in national trade magazines, professionally developed videos, annual catalog, magazine and television advertising campaigns. Additionally we have an Internet site located at: www.cyclecountry.com.
--------------------

COMPETITION

     We are one of the largest ATV accessory manufacturers in the world. Management estimates that we maintain a 50% market share in the domestic ATV accessories market, with the next largest manufacturer, Cambridge Metal and Plastics having an estimated 20% share of the domestic market. Management also estimates that we control approximately 50% of the international ATV market in the countries in which we distribute. Additionally, management estimates that we control 90% market share of the OEM golf car hubcap market and 80% of the golf car aftermarket.

     As with any industry we are faced with competition. However, due to our aggressive marketing and innovative product line, we maintain the largest market share in the ATV Utility Accessory Market as well as the wheel cover market. With our recent entry into the lawn & garden market, our goal is to achieve a leading market share in that market.

     However, the markets for all of our products are competitive. We expect the markets for our products to become even more competitive if and when more companies enter them and offer competition in price, support, additional value added services, and quality, among other factors.


LEGAL PROCEEDINGS

     At times we are involved in various lawsuits in the ordinary course of business. These lawsuits primarily involve claims for damages arising out of the use of our products. As of June 26, 2002 we are a party to one product liability case, which involved a failed winch switch. We carry two million dollars of product liability insurance. Our attorneys have informed us that they do not anticipate any judgment exceeding our insurance coverage. As of June 26, 2002 the Company was also involved in a case relating to an allegation of patent infringement. The claim is in the preliminary phases. The amount of liability, if any, from the claim cannot be determined with certainty; however, management is of the opinion that the outcome will not have a material adverse effect on the financial position or operations of the Company.

EMPLOYEES

     As of June 26, 2002 we have 61 full-time employees, including 41 in production, 4 in sales, 4 in administration, 6 in general office, 4 in research and development and 2 truck drivers. We presently have no labor union contract between the Company and any union and we do not anticipate unionization of our personnel in the foreseeable future.


DESCRIPTION OF PROPERTY

     Our principal office facility is a modern 78,000 square foot facility located at 2188 Highway 86, Milford, Iowa, which is located on 10 acres at the intersection of two major highways which allows for easy entry and exit for truck traffic. This property is zoned light industrial and will support an additional 74,000 square foot building expansion. We own this facility and it is used as collateral for our Bank Midwest loan. Additionally, we lease one storage building in Sioux Rapids, Iowa, which is 35 miles from our principal facility on a month to month lease at $500.00 per month.



CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND/FINANCIAL DISCLOSURE.

     We have had no disagreements with our accountants on accounting and financial disclosure.

                                 MANAGEMENT

Directors and Executive Officers

      Our directors, executive officers and key employees are as follows:

Name                 Age      Position                                 Since
----                 ---      --------                                 -----
Ron Hickman          51       Principal Executive Officer, President    2001
                              and Director
Marie Matthiesen     40       Vice President of Manufacturing            -
David J. Davis       36       Principal Finance Officer and Principal    -
                              Accounting Officer
Ken Horner           54       Vice President of Marketing                -
Jim Danbom           58       Director                                  2001
L.G. Bob Hancher Jr. 48       Director                                  2001
F.L. Miller          62       Director                                  2002
Rod Simonson         47       Director                                  2002

	Audit Committee - Bob Hancher, Skip Miller, Rod Simonsen Compensation Committee - Ron Hickman, Jim Danbom, Bob Hancher Operations Committee - Ron Hickman, Jim Danbom, Skip Miller Planning Committee - Jim Danbom, Ron Hickman, Rod Simonsen


Jim Danbom was our founder and served as our president from 1981 to 2001.
Mr. Danbom will serve on the Operations, Planning and Compensation committees of the board. He has successfully created numerous businesses in his 25 year career. Having successfully created our products at Cycle Country, Mr. Danbom will now focus on acquisitions and new product development. Mr. Danbom is currently serving a three year term which will end in 2004.

L.G. Bob Hancher Jr. has served as Chief Financial Officer of Commerce Street Venture Group since 2000. Mr. Hancher graduated from Iowa University in 1974. He served as Field Auditor and Territory Manager of Shell Oil Co from 1974 to 1978 and the Director of Marketing of Raynor Garage from 1978 to 1988. In 1993, Mr. Hancher co-founded, and is now a past President of International Sports Management, leaving in 2000 to co-found Commerce Street Venture Group. Mr. Hancher will participate on the compensation and audit committees of the board. Mr. Hancher is currently serving a three-year term, which will end in 2004

Ron Hickman, who became our President on August 1, 2001, has been a CPA for 25 years, and was our accountant from our inception until he took a position as General Manager for us in 1996. Mr. Hickman will be on the Operations, Planning and Compensation committees of the board. Mr. Hickman is currently serving a three-year term, which will end in 2004.

F.L. Skip Miller, joined the board with extensive Corporate experience, Having successfully sold his wheel company, Armstrong Rim and Wheel, after 28 years to GKN, a conglomerate. Mr. Miller is currently President of Aero Race Wheels. He brings 30 years experience to the board.
Mr. Miller will serve on the Audit and Operations committees of the board. His term will end in 2005.

Rod Simonson became a franchisee for Piccadilly Circus Pizza, Inc. in 1980. He purchased the parent company shortly thereafter, and became President of Piccadilly Circus Pizza, Inc.
In 1987, the company became Land Mark Products, Inc., the licensing
company for Piccadilly Circus Pizza.   There are presently over 800
locations, primarily in convenience stores, in 42 states across the country. Mr. Simonson will serve on the Audit and Planning committees of the board. His term will expire in 2005.

Directors' Remuneration

     Our directors are presently not compensated for serving on the board of directors.


Executive Compensation

Employment Agreements

     We have entered into employment agreements with certain of our key executive as follows:

     We entered into an employment agreement with Ron Hickman, our President, effective August 1, 2001 for a period of five years under which we have hired him to continue as our President. The agreement calls for Mr. Hickman to receive an annual income of $150,000 per year plus a bonus equal to three percent (3%) of our net income before taxes. The agreement also provides for Mr. Hickman to receive standard benefits such as health insurance coverage, sick and vacation time and use of an automobile.

     We entered into an employment agreement with Jim Danbom, our former President effective August 1, 2001 for a period of a minimum of three years under which we have hired him to continue as a consultant on an "as needed" basis. The agreement calls for Mr. Danbom to receive an annual income of $75,000 per year and to receive standard benefits such as health insurance coverage, sick and vacation time and use of an automobile.

Summary Compensation Table

     The following table sets forth the total compensation paid to or accrued for the year ended December 31, 2001, 2000 and 1999 to our Chief Executive Officer and our other most highly compensated executive officers who were serving as executive officers at the end of our last fiscal year.

Annual Compensation




Name and                                      Other            Restricted    Securities               All
Principal                                     Annual           Stock         Underlying     LTIP      Other
Position         Year     Salary     Bonus    Compensation     Awards        Options        Payouts   Compensation
---------        ----     ------     -----    ------------     ----------    ----------     -------   ------------

Jim Danbom       2001     134,325      0           500(6)         0              0              0       2,481(2)
President(1)
                 2000     165,468      0           500(6)         0              0              0       1,818(2)

                 1999     165,468      0           500(6)         0              0              0       2,293(3)

Ronald Hickman,
President (3)    2001     117,808                  500(6)                                               3,348(4)
                                                                                                        1,913(2)

General Mgr (5)  2000     100,000      0           500(6)         0              0              0       5,025(4)
                                                                                                        1,444(2)

                 1999     100,000    130,500       500(6)         0              0              0       4,017(4)
                                                                                                        1,510(2)




<F1>
(1)	Jim Danbom served as our President until August 21, 2001.

<F2>
(2)	Comprised entirely of Auto Expense Reimbursement.

<F3>
(3)	Ron Hickman became our President and Principal Executive
        Officer on August 21, 2001.

<F4>
(4)	Comprised entirely of Health Insurance.

<F5>
(5)	Ron Hickman became our General Manager on October 1, 1995 and served in that capacity until August 21, 2001.

<F6>
(6)	Comprised entirely of Christmas Bonus.


Stock Option Grants in the past fiscal year

We have not issued any grants of stock options in the past fiscal year.

                           PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of all 500,000 shares which may potentially be sold in connection with this registration statement, by (i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock, (ii) each director, and (iii) all executive officers and directors as a group:



                                    Number of     Percent      Percent
Name and Address of                 Shares        Before       After
Beneficial Owner                    Owned         Offering     Offering (1)
----------------                    ---------     --------     --------


Ron Hickman                         280,500           7.16%    6.58%
c/o Cycle Country Accessories Corp.
2188 Highway 86
Milford, Iowa 51351

Jim Danbom                          823,750          21.02%    19.32%
106 Channel Court
Marco Island, FL 34145

Jan Danbom                          813,750          20.77%    19.09%
106 Channel Court
Marco Island, FL 34145

Commerce Street Venture Group       381,250           9.73%     8.94%
10401 North Meridian St., Suite 300
Indianapolis, IN 46290


All Directors and Officers          1,216,080        31.04%    28.53%
as a Group (8 Persons)


_____________
* Less than 1%
   (1) Assumes the sale of all shares offered hereunder.

                            SELLING SHAREHOLDER

     The shares of common stock offered hereby were originally issued by us in a private placement in connection with the acquisition of assets from Go Company, LLC. The selling shareholder, which term includes Go Company, LLC. and any of its pledgees, donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the common stock offered hereby.

     The following table sets forth information as of June 26, 2002, with respect to the selling shareholder and the common stock beneficially owned by the selling shareholder that may be offered pursuant to this prospectus. Such information has been obtained from the selling shareholder. The selling shareholder does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of the shares of common stock acquired in connection with the sale of assets to us. Because the selling shareholder may offer all, some or none of the common stock pursuant to this prospectus, no estimate can be given as to the amount of the common stock that will be held by the selling shareholder upon completion of this offering.

                                          Number of Shares of
                                             Common Stock
                                          -------------------
                             Beneficially                   Owned After
Selling shareholder           Owned <F1>   Offered Hereby  the Offering <F2>
--------------------------- -------------  --------------  -----------------

Go Company, LLC.              155,000        155,000               0

-----------------

<F1>
(1)
This registration statement shall also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

<F2>
(2)	Assumes the sale of all shares offered hereby.

                           CERTAIN TRANSACTIONS

In August 2000, we entered into a $100,000 note payable agreement with Land Mark Leasing, Inc., which is wholly owned by shareholders of Cycle Country and is controlled by Jim Danbom, our former President. This note accrued interest at 6.6% and was repaid with interest within 90 days. During the nine months ended June 30, 2001, consulting fees of approximately $31,600 were paid to the Company by Land Mark Products, Inc. Landmark Products Inc. was owned 10% by the shareholders of Cycle Country. (unaudited). This ownership was liquidated on October 2, 2001.

We previously leased certain facilities from Jim Danbom, our former President and Jan Danbom, his wife under operating lease agreements, which obligated us for monthly lease payments of $25,320 per month through October 31, 2006 and $4,000 per month through September 30, 2004. We purchased the building and land that these leases pertained to on August 21, 2001.

In May 1996, we entered into a $30,000 note receivable with a shareholder. This note accrued interest at 6.36% annually. As of September 30, 2000, there was an outstanding amount of $18,500 due under this note. All amounts due under this note were repaid as of June 30, 2001.

In August 1995 we entered into a $30,000 note receivable with a shareholder. This note accrued interest at 5.73% annually. As of September 30, 2000 there was an outstanding amount of $27,500 due under this note. All amounts due under this note were repaid as of June 30, 2001.

In March of 2002, Jim Danbom, director, identified Per-Form, Inc.
as a potential acquisition. The company was purchased on March 11, 2002 for approximately $462,100 in cash and 22,500 shares of the company's common stock for a total purchase price of $528,800. Additionally the company purchased inventory of approximately
$75,000.

In June of 2002, the company identified Weekend Warrior, an acquisition which closed in June of 2002. The purchase was made for 10,000 shares of stock. The company's technology and products allow many of the Weekend Warrior products to be immediately useful in the Lawn and Garden applications.

                         DESCRIPTION OF SECURITIES

General

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 3,918,250 shares of common stock and no shares of preferred stock were outstanding. The transfer agent for our common stock is Atlas Stock Transfer of Salt Lake City, Utah.

Common Stock

     We are authorized to issue 100,000,000 shares of our common stock, $0.0001 par value, of which 3,918,250 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock

     The board of directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock, par value $.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

Warrants

     Certain shares of common stock offered by Cycle Country Accessories
Corp. (a Nevada corporation) on August 21, 2001 had warrants attached.
We presently have 2,000,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 beginning March 28, 2002 and ending on August 21, 2004.
Each unexercised warrant is redeemable by us at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) our common stock is traded on NASDAQ or listed on an exchange and (b) the Market Price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the exercise price.

     Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants and we would be precluded from redeeming the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

     The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our shareholders.

     We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-
4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Market for Common Equity and Related shareholder Matters

     Our common stock has been listed on the NASDAQ OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "CYCY" since February 4, 2002. On July 3, 2002, the closing bid price as reported by the Electronic Bulletin Board was $2.90 and the closing ask price was $2.97.

     The following table sets forth the high and low bid prices for the common stock as reported on the Electronic Bulletin Board for each quarter since February 4, 2002, when the company stock began trading, for the periods indicated. Such information reflects inter-dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

   COMMON STOCK

    QUARTER                          TRADE
                                      HIGH
                                       LOW

----------------------------------------------
1st Quarter 2002                       5.75
                                       2.40
----------------------------------------------
2nd Quarter 2002                       4.07
                                       2.20


        As of June 30, 2002, there were 335 shareholders of record of our common stock and a total of 3,918,250 shares outstanding.

                              INDEMNIFICATION

     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnity undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                            PLAN OF DISTRIBUTION
     We will not receive any of the proceeds of the sale of the 155,000 shares of common stock offered by the Selling Shareholder under this prospectus. We will receive proceeds to the extent that we are able to sell any of the 345,000 shares of common stock that we are offering. The common stock may be sold from time to time to purchasers:


     Upon effectiveness of this registration statement, we will offer the shares for sale on a continuous, self-underwritten basis. This means that we do not have an underwriter and that we will sell the shares directly to investors. Participating on our behalf in the distribution are Ron Hickman, our Principal Executive Officer, President and a Director and Dave Davis, our Principal Financial Officer and Principal Accounting Officer, both of whom are exempt from registration as a broker-dealer under Rule 3a4-1 of the Securities Exchange Act. There can be no assurance that we will sell all or any of the shares offered. We have no arrangement or guarantee that we will sell any shares. All subscription checks must be made to the order of Cycle Country Accessories Corp. We will sell at a price of $3.00 per share.



      The selling shareholder may sell its shares of common stock from time to time to purchasers:



       - directly; or
       - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of the common stock.


     The selling shareholder and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by the selling shareholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling shareholder was to be deemed an underwriter, the selling shareholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock is sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions.


     The common stock may be sold by the selling shareholder in one or more transactions at:


       - fixed prices;

       - prevailing market prices at the time of sale;

       - varying prices determined at the time of sale; or

       - negotiated prices.

     These sales may be effected in transactions:

       - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

       - in the over-the-counter market; or

       - otherwise than on such exchanges or services or in the over-the-counter market.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling shareholder. The selling shareholder might not sell any or all of the common stock offered pursuant to this prospectus. The selling shareholder might instead transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling shareholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling shareholder and any other such person. In addition, Regulation M under the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

     - Such time as the selling shareholder may sell all of the shares held by it without registration pursuant to Rule 144 under the Securities Act within a three-month period;

     - Such time as all of the shares have been sold by the selling shareholder; or

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                               LEGAL MATTERS

     The Law Office of L. Van Stillman, P.A. of Delray Beach, Florida will give an opinion for us regarding the validity of the common stock offered in this prospectus.

                                 EXPERTS

     The financial statements as of September 30, 2001 and for the years ended September 30, 2001 and 2000 included in this prospectus have been so included in reliance on the report of Tedder, James, Worden &
Associates, P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION


     We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Cycle Country Accessories Corp. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, and at its Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Cycle Country Accessories Corp., 2188 Highway 86, Milford, Iowa 51351 Attention: Ronald Hickman, President.

     Following the effectiveness of this registration statement, we will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                               Table of Contents
                               -----------------




Independent Auditors' Report................................. F-2


Consolidated Financial Statements:

    Consolidated Balance Sheet............................... F-3

    Consolidated Statements of Income........................ F-4

    Consolidated Statements of shareholders' Equity.......... F-5

    Consolidated Statements of Cash Flows.................... F-6


Notes to Consolidated Financial Statements................... F-8


                Financial Statements (Unaudited)


Condensed Consolidated Balance Sheet - March 31, 2002........ F-28


Condensed Consolidated Statements of Income - Three Months
and Six Months Ended March 31, 2002 and 2001................. F-29


Condensed Consolidated Statements of Cash Flows - Six Months
Ended March 31, 2002 and 2001 ............................... F-31


Notes to Condensed Consolidated Financial Statements......... F-32

                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors and shareholders of Cycle Country Accessories Corp. and Subsidiary:


We have audited the accompanying consolidated balance sheet of Cycle Country Accessories Corp. and Subsidiary (the "Company") as of September 30, 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended September 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cycle Country Accessories Corp. and Subsidiary as of September 30, 2001, and the results of their operations and their cash flows for the years ended September 30, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.



TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.



November 28, 2001
Orlando, Florida

               CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY

                          Consolidated Balance Sheet

                             September 30, 2001




                        Assets                            2001
                        ------                            ----

Current assets:
        Cash and cash equivalents                       $   274,089
         Accounts receivable - trade, net                 1,058,283
        Inventories                                       2,638,714
        Taxes receivable                                    100,517
        Deferred income taxes                                83,843
        Prepaid expenses and other                           13,803
                                                        -----------

                Total current assets                      4,169,249

         Property, plant, and equipment, net              2,454,479
        Other assets                                         80,340
                                                        -----------

                Total assets                            $ 6,704,068
                                                        ===========


              Liabilities and shareholders' Equity
              ------------------------------------

Current liabilities:
        Accounts payable                                $ 1,058,571
        Accrued expenses                                    304,156
        Current portion of bank note payable                811,515
                                                         ----------

                Total current liabilities                 2,174,242

         Bank note payable, less current portion          3,628,997

        Deferred income taxes                                28,483
                                                         ----------

                Total liabilities                         5,831,722

shareholders' equity:
        Common stock                                            363
        Additional paid-in capital                          994,641
        Accumulated deficit                                (122,658)
                                                         ----------

           Total shareholders' equity                       872,346

           Total liabilities and shareholders' equity   $ 6,704,068
                                                         ==========



See accompanying notes to the consolidated financial statements.

                   CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY

                        Consolidated Statements of Income

                  For the years ended September 30, 2001 and 2000



                                                     2001                  2000
                                                     ----                  ----

Net sales                                         $13,204,449             12,675,699
Freight income                                        109,377                103,772
                                                  -----------             -----------

      Total revenue                                13,313,826              12,779,471

Cost of goods sold                                (9,257,543)             (9,138,162)
                                                  -----------             -----------

      Gross profit                                 4,056,283               3,641,309

 Selling, general and administrative expenses     (2,978,841)             (2,646,331)
                                                  -----------             -----------

      Income from operations                       1,077,442                 994,978

 Non-operating income, net                            41,199                  25,798
                                                  -----------             -----------

      Income before provision for income taxes     1,118,641               1,020,776

Income tax benefit                                    55,360                    -
                                                  -----------             -----------

      Net income                                  $1,174,001               1,020,776
                                                  ===========             ===========

Weighted average shares outstanding:

        Basic                                      3,625,000               3,625,000
        Diluted                                    4,025,000               4,025,000

Earnings per share:

        Basic                                     $     0.32                    0.28
        Diluted                                   $     0.29                    0.25




See accompanying notes to the consolidated financial statements.


                  CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY

                  Consolidated Statements of shareholders' Equity

                     Years ended September 30,2001 and 2000



                                         Common          Common
                                          stock           stock         Common
                                         (Cycle          (Cycle          stock         Additional
                                         Country-        Country-      (Okoboji         paid-in         Retained
                                          Iowa)           Nevada)      Industries)      capital         earnings         Total
                                         --------        --------      -----------     ----------      ----------     ----------

 Balances at September 30, 1999,
   as previously reported               $  5,600             -            20,000         14,116         3,700,449      3,740,165

Merger of Cycle Country-Iowa
   and Okoboji Industries                 20,000             -           (20,000)           -               -               -

 Issuance of 3,625,000 shares of
   common stock of Cycle Country-
   Nevada                                    -              363             -               -               -                363

Purchase of all outstanding
   common stock of Cycle
   Country-Iowa                          (25,600)            -              -           (14,116)       (4,460,284)    (4,500,000)
                                         --------        -------       ----------      ----------      -----------    -----------

 Balances at September 30, 1999,
   as restated                               -              363             -               -            (759,835)      (759,472)

Net income                                   -               -              -               -           1,020,776      1,020,776

Distributions paid as an
   S Corporation                             -               -              -               -            (517,000)      (517,000)
                                         --------        -------       ----------      ----------      -----------    -----------

 Balances at September 30, 2000              -              363             -               -            (256,059)      (255,696)

Net income                                   -               -              -               -           1,174,001      1,174,001

Distributions paid as an
   S Corporation                             -               -              -               -          (1,040,600)    (1,040,600)

Value assigned in acquisition of
   land and building                         -               -              -           994,641             -            994,641
                                         --------        -------       ----------      ----------      -----------    -----------

 Balances at September 30, 2001         $    -              363             -           994,641          (122,658)       872,346
                                         ========        =======       ==========      ==========      ===========    ===========


See accompanying notes to the consolidated financial statements.


                 CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                 For the years ended September 30, 2001 and 2000

                                                                          2001            2000
                                                                          ----            ----

Cash flows from operating activities:
        Net income                                                     $1,174,001        1,020,776
	Adjustments to reconcile net income to net cash
	  provided by operating activities:
                Depreciation                                              227,820          205,770
                Inventory reserve                                          45,000             -
                Provision for uncollectible accounts                       10,000             -
                Deferred income taxes                                     (55,360)            -
                Gain on sale of equipment                                    (974)         (10,761)
                Write-off of investment in Visionaire Corp.                  -              28,473
                Write-off of intangible asset                                -               4,111
		(Increase) decrease in assets:
                         Accounts receivable - trade, net                (290,616)          61,947
                        Inventories                                       107,603         (347,787)
                        Taxes receivable                                 (100,517)            -
                        Prepaid expenses and other                         29,701            6,228
                        Other assets                                       95,253          (27,254)
		Increase (decrease) in liabilities:
                        Accounts payable                                  428,519          (26,159)
                        Accrued expenses                                   42,706           27,596
                                                                        ---------          --------

                            Net cash provided by operating activities   1,713,136          942,940

Cash flows from investing activities:
         Purchase of property, plant, and equipment                      (696,335)        (345,356)
         Proceeds from sale of property, plant, and equipment              42,579           21,200
        Payments received on notes receivable                              46,000            2,500
        Purchase of investments                                              -             (25,000)
                                                                        ---------          --------

                       Net cash used in investing activities             (607,756)        (346,656)



See accompanying notes to the consolidated financial statements.



                   CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARY



                                                                     2001            2000
                                                                     ----            ----


Cash flows from financing activities:
        Payments on bank note payable                             $  (59,488)          -
        Proceeds from short-term note payable                           -            100,000
        Payments on short-term note payable                         (100,000)          -
        Distributions paid to shareholders as an S corporation    (1,040,600)       (517,000)
                                                                  -----------       ---------

                 Net cash used in financing activities            (1,200,088)       (417,000)

                 Net increase (decrease) in cash and cash
                   equivalents                                       (94,708)        179,284

Cash and cash equivalents - beginning of year                        368,797         189,513
                                                                  -----------       ---------

Cash and cash equivalents - end of year                           $  274,089         368,797
                                                                  ===========       =========

Supplemental disclosures of cash flow information:

	Cash paid during the year for:
                Interest                                          $   32,349           -
                                                                  ===========       =========

                Income taxes                                      $     -              -
                                                                  ===========       =========

Supplemental schedule of non-cash financing and investing activities:

	Non-cash transaction incurred during the year for:

            Purchase of all of the outstanding stock of
               Cycle Country-Iowa                                 $4,500,000           -
                                                                  ===========       =========

            Value assigned in acquisition of land and building    $  994,641           -
                                                                  ===========       =========



See accompanying notes to the consolidated financial statements.


                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements

                          September 30, 2001 and 2000


(1) Summary of Significant Accounting Policies
    ------------------------------------------

    (a) Reporting Entity and Principles of Consolidation
        ------------------------------------------------

        The consolidated financial statements include the accounts of Cycle Country Accessories Corp. (a Nevada corporation) ("Cycle Country (Nevada)") and its wholly-owned subsidiary, Cycle Country Accessories Corp. (an Iowa corporation) ("Cycle Country (Iowa)") (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    (b) Nature of Business
        ------------------

        The Company is primarily engaged in the design, assembly, sale and distribution of accessories for all terrain vehicles ("ATVs") to various distributors, dealers and wholesalers throughout the United States of America, Canada, Mexico, South America, Europe, and the Pacific area. Additionally, the Company manufactures, sells, and distributes injection-molded plastic wheel covers for vehicles such as golf carts, lawn mowers, and light-duty trailers. The Company's headquarters and assembly plant are located in Milford, Iowa.

    (c) Revenue Recognition
        -------------------

        Revenue is recognized when the product is shipped to distributors, dealers, wholesalers, or other customers and risk of loss transfers to an unrelated third party. Certain costs associated with the shipping and handling of products to customers are billed to the customer and included as freight income in the accompanying consolidated statements of income. Royalty income earned in connection with the rights to sell a product developed by the Company is recognized as earned and included in non-operating income in the accompanying consolidated statements of income. Sales were recorded net of sales discounts of approximately $372,000 and $325,000 in fiscal 2001 and 2000, respectively.

    (d) Cost of Goods Sold
        ------------------

        The components of cost of goods sold in the accompanying consolidated statements of income include all direct materials and direct labor associated with the assembly and/or manufacturing of the Company's products. In addition, an allocation of factory overhead costs is included in cost of goods sold.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies, Continued
    -----------------------------------------------------

    (e) Allowances
        ----------

        The Company provides appropriate provisions for uncollectible accounts and credit for returns based upon factors surrounding the credit risk and activity of specific customers, historical trends, and other information. In the opinion of management of the Company, no provision is deemed necessary for credit for returns at September 30, 2001. The provision for uncollectible accounts of $10,000 at September 30, 2001 reflects management's best estimate of future uncollectible accounts.

    (f) Use of Estimates
        ----------------

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (g) Cash and Cash Equivalents
        -------------------------

        The Company considers cash on hand, deposits in banks, and short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents.

    (h) Inventories
        -----------

        Inventories are valued at the lower of cost or market.
        Cost is determined using the first-in, first-out method.

    (i) Property, Plant, and Equipment
        ------------------------------

        Property, plant, and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets by using the straight-line and accelerated methods. Routine maintenance and repairs are charged to expense as incurred. Major replacements and improvements are capitalized. When assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts and gains or losses from dispositions are credited or charged to income.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies, Continued
    -----------------------------------------------------

    (j) Impairment of Long-Lived Assets
        -------------------------------

        The Company evaluates its long-lived assets for financial impairment as events or changes in circumstances indicate that the carrying value of a long-lived asset may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against their estimated undiscounted future cash flows.
        If such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

    (k) Investment in Golden Rule (Bermuda) Ltd.
        ----------------------------------------

        The investment in Golden Rule (Bermuda) Ltd. stock is recorded at cost due to less than 20% ownership.

    (l) Investment in Visionaire Corp.
        ------------------------------

        The investment in Visionaire Corp. was accounted for under the cost method. During fiscal 2000, the Company's investment in Visionaire Corp., which was purchased during fiscal 1996, was deemed worthless by management and was written off.

    (m) Warranty Costs
        --------------

        Estimated future costs related to product warranties are accrued as products are sold based on prior experience and known current events and are included in accrued expenses in the accompanying consolidated balance sheets. Accrued warranty costs have historically been sufficient to cover actual costs incurred.

    (n) Income Taxes
        ------------

        Effective August 21, 2001, the Company accounts for income taxes utilizing the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies, Continued
    -----------------------------------------------------

    (n) Income Taxes, Continued
        -----------------------

        Prior to August 21, 2001, Cycle Country had elected to be taxed under the provisions of Subchapter S of the Internal
        Revenue Code ("IRC"). Under these provisions, the shareholders reported their proportionate share of the Company's income on their individual tax returns. Therefore, no provision or liability for federal or state income taxes had been included in the consolidated financial statements prior to August 21, 2001.
        An S corporation may elect to use a fiscal tax year. However, due to this election, the Company must make "required payments" to reflect the estimated tax deferral the shareholders receive through the use of a fiscal tax year. The S corporation tax deposit represents the "required payments" paid by the Company to compensate the U.S. government for the taxes the shareholders would have paid had the Company used a calendar year-end. Effective August 21, 2001, the Company's S corporation tax status was terminated (see Note 2). When the Company's final S corporation tax return is filed, the Company will receive a refund of the "required payments" tax deposit of $100,517, which is classified as taxes receivable at September 30, 2001 in the accompanying consolidated balance sheet.

    (o) Distributor Rebate Payable
        --------------------------

        The Company offers an annual rebate program (the "Program") for its ATV accessory distributors. The Program provides for a 7% rebate on purchases of certain eligible products during the Program period if certain pre-determined cumulative purchase levels are obtained. The Program rebate is provided to the applicable distributors as a credit against future purchases of the Company's products. The Program rebate liability is calculated and recognized as eligible products are sold based upon factors surrounding the activity and prior experience of specific distributors and is included in accrued expenses in the accompanying consolidated balance sheet. The distributor rebate expense totaled approximately $456,000 and $366,000 in fiscal 2001 and 2000, respectively.

        The distributor rebate expense, which is currently included in selling, general, and administrative expenses in the accompanying consolidated financial statements, may be required to be reclassified as a reduction of sales once a final consensus regarding all of the issues outlined in EITF 00-22, Accounting for "Points" and Certain Other Time-Based or Volume-Based Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future, have been issued by the Emerging Issues Task Force.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies, Continued
    -----------------------------------------------------

    (p) Earnings Per Share
        ------------------

        Basic earnings per share ("EPS") is calculated by dividing net income by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS is computed in a manner consistent with that of basic EPS while giving effect to the potential dilution that could occur if warrants to issue common stock were exercised.

    (q) Advertising
        -----------

        Advertising consists primarily of television, videos, newspaper and magazine advertisements, product brochures and catalogs, and trade shows. All costs are expensed as incurred. Advertising expense totaled approximately
        $366,000 and $312,000 in fiscal 2001 and 2000, respectively, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of income.

    (r) Research and Development Costs
        ------------------------------

        Research and development costs are expensed as incurred. Research and development costs incurred during fiscal
        2001 and 2000 totaled approximately $137,000 and $131,000, respectively, and are included in selling, general, and administrative expenses in the accompanying consolidated statements of income.

    (s) Shipping and Handling Costs
        ---------------------------

        Shipping and handling costs represent costs associated with shipping products to customers and handling finished goods. Shipping and handling costs incurred totaled approximately $206,000 and $224,000 in fiscal 2001 and 2000, respectively, and are included in selling, general, and administrative expenses in the accompanying consolidated statements of income.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies, Continued
    -----------------------------------------------------

    (t) Concentration of Credit Risk
        ----------------------------

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. At various times throughout fiscal 2001 and 2000 and at September 30, 2001, cash balances held at some financial institutions were in excess of federally insured limits.

        Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

    (u) Seasonality and Weather
        -----------------------

        The ATV accessories market is seasonal as retail sales of snowplow equipment are generally higher in the fall and winter, and sales of farm and garden equipment are generally higher in the spring and summer. Accordingly, demand for the Company's snowplow equipment is generally higher in the fall and early winter (the Company's first and second fiscal quarters) as distributors and dealers build inventories in anticipation of the winter season, and demand for the Company's farm and garden and golf equipment is generally highest in the late winter and spring (the Company's second and third fiscal quarters) as distributors and dealers build inventories in anticipation of the spring season. Demand for snowplow, farm and garden and golf equipment is significantly affected by weather conditions. Unusually cold winters or hot summers increase demand for these aforementioned products. Mild winters and cool summers have the opposite effect.

    (v) Fair Value of Financial Instruments
        -----------------------------------

        The carrying amount of cash and cash equivalents, accounts receivable, taxes receivable, accounts payable and accrued expenses approximates fair value because of the short maturity of those instruments. The fair value of the bank note payable is assumed to approximate the recorded value because there have not been any significant changes in specific circumstances since the note was originally recorded.

    (w) Reclassifications
        -----------------

        Certain prior periods' balances have been reclassified to conform with the current year financial statement presentation. These reclassifications had no impact on previously reported results of operations or shareholders' equity.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(2) Organization, Merger and Acquisitions of Common Stock of Cycle
    --------------------------------------------------------------
    Country (Iowa) and Operating Facility
    -------------------------------------

    Cycle Country (Iowa) was incorporated in the state of Iowa in 1983 and operated as a Subchapter S corporation until August 21, 2001. Okoboji Industries Corp. ("Okoboji Industries"), an entity owned and managed by the same individuals as Cycle Country (Iowa) (i.e. under common control), was incorporated in the state of Iowa in 1987 and operated as a Subchapter S corporation until August 14, 2001.

    On August 14, 2001, Cycle Country (Iowa) and Okoboji Industries merged. Okoboji Industries manufactured the plastic wheel covers for what is considered the Company's Plastic Wheel Cover segment (see Note 17). Since both Cycle Country (Iowa) and Okoboji Industries were entities under common control, this transaction has been accounted for in a manner similar to a pooling of interests.

    Cycle Country (Nevada) was incorporated in the state of Nevada on August 15, 2001 as a C corporation. On August 21, 2001, Cycle Country (Nevada) acquired all of the outstanding common stock of Cycle Country (Iowa) for $4,500,000 in cash and 1,375,000 shares of common stock of Cycle Country (Nevada). Since both Cycle Country (Nevada) and Cycle Country (Iowa) were under common control by virtue of majority ownership and common management by the same three individuals, this transaction has been accounted for in a manner similar to a pooling of interests. Prior to August 21, 2001, Cycle Country (Nevada) did not engage in any activities other than those incidental to its formation, acquiring debt financing and the pending acquisition of all of the outstanding common stock of Cycle Country (Iowa).

    Also on August 21, 2001, the Company acquired its operating facility, which consisted of land and building with an appraised value of $1,500,000, from certain shareholders. The operating facility was previously leased from those shareholders. The consideration given was comprised of $300,000 in cash and 390,000 shares of common stock of Cycle Country (Nevada). The land and building were recorded at their fair value of $1,500,000 which included leasehold improvements with a net book value of approximately $205,000 which were previously purchased and capitalized by Cycle Country (Iowa).

    As a result of the transactions described above, Cycle Country (Nevada) is the Successor Company to the business activities of Cycle Country (Iowa) and Okoboji Industries and, effective August 21, 2001, the S corporation tax status of Cycle Country (Iowa) was terminated. The financial statements presented include the accounts of Cycle Country (Nevada), Cycle Country (Iowa), and Okoboji Industries for both periods.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(3) Inventories
    -----------

    The major components of inventories at September 30, 2001 are summarized as follows:

    Raw materials                             $  1,122,365
    Work in progress                                23,020
    Finished goods                               1,493,329
                                              ------------
    Total inventories                         $  2,638,714
                                              ============



(4) Prepaid Expenses and Other
    --------------------------

    Prepaid expenses and other at September 30, 2001 consisted of the following:

    Prepaid insurance                          $     7,195
    Prepaid royalty                                  3,300
    Other                                            3,308
                                               -----------
        Total prepaid expenses and other       $    13,803
                                               ===========




(5) Other Assets
    ------------

    The major components of other assets at September 30, 2001 are summarized as follows:

    Prepaid royalty - long-term               $     55,340
    Investment in Golden Rule Bermuda, Ltd.         25,000
                                              ------------
        Total other assets                    $     80,340
                                              ============

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(6) Property, Plant, and Equipment
    ------------------------------

    Property, plant, and equipment, their estimated useful lives, and related accumulated depreciation at September 30, 2001 are summarized as follows:

                                     Range
                                      of
                                     lives
                                      in
                                     years
                                     -----

    Land                                -            $   380,000
    Building                           30              1,132,127
    Shop equipment                      7              1,172,656
    Tooling and dies                    7                636,471
    Vehicles                          3 - 7              599,750
    Office equipment                  3 - 7              401,424
                                                     ------------
                                                       4,322,428
    Less accumulated depreciation                     (1,958,955)
                                                     ------------
                                                       2,363,473
    Construction-in-process                               91,006
                                                     ------------
        Total property and equipment                 $ 2,454,479
                                                     ============

    During fiscal 2001, the Company acquired its operating facility which consisted of land and building from certain shareholders that was previously leased under operating leases (see Notes 2 and 15).


(7) Accrued Expenses
    ----------------

    The major components of accrued expenses at September 30, 2001 are summarized as follows:

        Distributor rebate payable                   $   168,026
        Accrued salaries and related benefits            100,511
        Accrued warranty expense                          32,000
        Accrued interest expense                           3,619
                                                     -----------

            Total accrued expenses                   $   304,156
                                                     ===========

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(8) Short-term Note Payable
    -----------------------

    During fiscal 2000, the Company entered into a $100,000 note payable agreement (the "Note") with Land Mark Leasing, Inc. (see Note 18). The Note was unsecured, bore interest at 6.6% and was due on demand. At September 30, 2000, $100,000 was outstanding on the Note. The Note was repaid during fiscal 2001 and at September 30, 2001, no amounts are outstanding under this Note.


(9) Bank Note Payable
    -----------------

    On August 21, 2001, under the terms of a secured credit agreement, the Company entered into a note payable for $4,500,000 (the "Note") with a commercial lender. The Note is collateralized by all of the Company's assets, is payable in monthly installments from September 2001 until July 2006, which includes principal and interest at prime + 0.75% (6.75% at September 30, 2001), with a final payment upon maturity on July 25, 2006. The variable interest rate can never exceed 9% or be lower than 6%. The monthly payment is $90,155 and is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. Additionally, any proceeds from the sale of stock received from the exercise of warrants (see
    Note 11a) shall be applied to any outstanding balance on the Note or the Line of Credit described below. At September 30, 2001, $4,440,512 was outstanding on the Note.

    Under the terms of the secured credit agreement noted above, the Company has a Line of Credit for the lesser of $500,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The Line of Credit bears interest at prime plus 1.25% (7.25% at September 30, 2001) and is collateralized by all of the Company's assets. The Line of Credit matures on August 25, 2002. There are no outstanding borrowings under the Line of Credit at September 30, 2001.

    Future maturities of long-term debt are as follows:

             Year ending September 30,
             -------------------------

                      2002               $  811,515
                      2003                  863,288
                      2004                  923,396
                      2005                  987,690
                      2006                  854,623
                                         ----------
                                         $4,440,512
                                         ==========

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements

(9) Bank Note Payable, Continued
    ----------------------------

    In addition, the secured credit agreement contains conditions and covenants that prevent or restrict the Company from engaging in certain transactions without the consent of the commercial lender and require the Company to maintain certain financial ratios, including term debt coverage and maximum leverage. In addition, the Company is required to maintain a minimum working capital and shall not declare or pay any dividends or any other distributions.


(10)Income Taxes
    ------------

    During fiscal 2000 and for the period from October 1, 2000, to August 21, 2001, the Company had elected to be taxed as an S corporation (see Note 1n). Therefore, no provision or liability for federal or state income taxes has been included in the consolidated financial statements for fiscal 2000 and for the period October 1, 2000, to August 20, 2001. Effective August 21, 2001, the Company's S corporation tax status was terminated (see Note 2).

    The benefit for income taxes consists of the following:

        Current tax provision (benefit)
           Federal                                   $     -
           State                                           -
                                                     ---------
                                                           -
                                                     ---------

        Deferred tax benefit
           Federal                                    (44,085)
           State                                      (11,275)
                                                     ---------
                                                      (55,360)
                                                     ---------
           Total income tax benefit                  $(55,360)
                                                     =========

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(10)Income Taxes, Continued
    -----------------------

    Deferred tax assets and liabilities at September 30, 2001, are comprised of the following:

      Deferred tax assets:
         Inventory reserve                           $ 17,676
         Accrued vacation                              16,833
         Deferred profit                               15,084
         Accrued warranty                              12,570
         Accrued bonus                                 11,784
         Net operating loss                             5,968
         Allowance for uncollectible accounts           3,928
                                                     ---------
           Total deferred assets                       83,843
                                                     ---------
      Deferred tax liability:
         Depreciation                                 (28,483)
                                                     ---------
           Net deferred tax asset                    $ 55,360
                                                     =========


    These amounts are included in the accompanying consolidated balance sheet at September 30, 2001 under the following captions:

      Current assets                                 $ 83,843
      Non-current liabilities                         (28,483)
                                                     ---------
           Net deferred tax asset                    $ 55,360
                                                     =========


    No valuation allowance has been provided for these deferred tax assets at September 30, 2001 as full realization of these assets is more likely than not.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(10)Income Taxes, Continued
    -----------------------

    A reconciliation of the income tax benefit computed by applying the federal statutory rate is as follows:


      Federal statutory tax                   $ 380,338      34.0%
      Tax on income earned as S corporation    (392,201)    (35.1)
      State and local income taxes, net of
         federal tax benefit                      3,475       0.3
      Nondeductible expenses                        968       0.1
      Cumulative prior year deferred tax
         liability                              (47,940)     (4.3)
                                              ----------    -------
            Total income tax benefit          $ (55,360)     (5.0)%
                                              ==========    =======


(11)shareholders' Equity
    --------------------

    (a) Common Stock
        ------------

        The Company has 100,000,000 shares of $0.0001 par value common stock authorized and 3,625,000 shares issued and outstanding at September 30, 2001. Of the 3,625,000 shares of common stock outstanding, 2,000,000 of these shares of common stock have warrants attached which entitles the holder to purchase one share of common stock per warrant beginning 120 days following the effectiveness of a registration statement and ending August 21, 2004.
        The Company has the right, under certain circumstances, to redeem any unexercised warrants at $0.0001 per share. Cycle Country (Nevada) was organized and incorporated during fiscal 2001 as further described in Note 2; therefore, no common stock of the Nevada corporation was authorized, issued or outstanding at September 30, 2000.

    (b) Preferred Stock
        ---------------

        The Company has 20,000,000 shares of $0.0001 par value preferred stock authorized and no shares issued and outstanding at September 30, 2001. The Board of
        Directors is authorized to adopt resolutions providing for the issuance of preferred shares and the establishment of preferences and rights pertaining to the shares being issued, including dividend rates. Cycle County (Nevada) was organized and incorporated during fiscal 2001 as further described in Note 2; therefore, no preferred stock of the Nevada corporation was authorized, issued or outstanding at September 30, 2000.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(11)shareholders' Equity
    --------------------

        In the event of any dissolution or liquidation of the Company, whether voluntary or involuntary, the holders of shares of preferred stock shall be paid the full amounts of which they shall be entitled to receive before any holders of common stock shall be entitled to receive, pro rata, any remaining assets of the Company available for distribution to its shareholders.


(12)Earnings Per Share
    ------------------

    The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years ended September 30, 2001 and 2000:

                                 For the year ended September 30, 2001
                                 -------------------------------------

                                Income            Shares        Per-share
                              (numerator)     (denominator)      amount
                              -----------     -------------     ---------

Basic EPS
Income available to common
  shareholders                $1,174,001        3,625,000       $    0.32

Effect of Dilutive Securities
Warrants                          -               400,000            -
                              ----------        ---------       ---------

Diluted EPS
Income available to common
  shareholders                $1,174,001        4,025,000       $    0.29
                              ==========        =========       =========

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(12)Earnings Per Share, Continued
    -----------------------------

                                 For the year ended September 30, 2000
                                 -------------------------------------

                                Income            Shares        Per-share
                              (numerator)     (denominator)      amount
                              -----------     -------------     ---------

Basic EPS
Income available to common
  shareholders                $1,020,776        3,625,000       $    0.28

Effect of Dilutive Securities
Warrants                          -               400,000            -
                              ----------        ---------       ---------

Diluted EPS
Income available to common
  shareholders                $1,020,776        4,025,000       $    0.25
                              ==========        =========       =========






(13)Non-Operating Income
    --------------------

    Non-operating income for the years ended September 30, 2001 and 2000 consisted of the following:

                                         2001          2000
                                         ----          ----
       Income:
        Interest                      $32,204        $22,133
        Consulting fees                31,559           -
        Royalties                       9,670         23,450
        Gain on sale of equipment         974         10,761
        Truck lease                      -             1,516
        Other                           1,530          1,238
                                      -------        -------
           Total income                75,937         59,098
                                      -------        -------

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(13)Non-Operating Income, Continued
    -------------------------------


       Expense:
         Interest                            (34,738)     (1,230)
         Write-off of investment in
            Visionaire Corp.                    -         (28,473)
         Other                                  -          (3,597)
                                             --------     --------
            Total expense                    (34,738)     (33,300)
                                             --------     --------

            Total non-operating income, net  $41,199       25,798


(14)Pension and Profit Sharing Plan
    -------------------------------

    The Company has a qualified defined contribution profit sharing plan (the "Plan") covering all eligible employees with a specific period of service. The contribution is discretionary with the Board of Directors. The total contribution to the Plan by the Company for the year ended September 30, 2000 was $55,000 and no contribution was made during fiscal 2001.


(15)Operating Leases
    ----------------

    Cycle Country had committed to a non-cancelable operating lease on its operating facilities with rent of $25,320 per month which was to expire October 31, 2006. In addition, Okoboji Industries had committed to a non-cancelable operating lease on its operating facilities with rent of $4,000 per month which was to expire September 30, 2004. Total lease expense amounted to approximately $313,000 and $352,000 during fiscal 2001 and 2000, respectively.

    During fiscal 2001, the Company acquired the above-mentioned operating facilities and cancelled the remaining term of the operating leases (see Note 2). No penalties were incurred by the Company in connection with the cancellation of the operating leases relating to the acquired land and building.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(16)Business Concentrations
    -----------------------

    At September 30, 2001, customers with the three largest outstanding accounts receivable balances totaled approximately $635,000 or 59% of the gross accounts receivable. At September 30, 2001, the outstanding accounts receivable balances of customers that exceeded 10% of gross accounts receivable are as follows:

                                                 % of Gross
                               Accounts           Accounts
             Customer         Receivable         Receivable
             --------         ----------         ----------

                A             $257,900              24%
                B              255,200              24%
                C              122,200              11%

    Sales to the Company's three major customers, which exceeded 10% of net sales, accounted for approximately 16.9%, 15.0%, and 11.4% each of net sales in fiscal 2001, and approximately 18.7%, 15.1%, and 11.1% each of net sales in fiscal 2000.

    The Company believes it has adequate sources for the supply of raw materials and components for its production requirements.
    The Company's suppliers are located primarily in the state of Iowa. The Company has a policy of strengthening its supplier relationships by concentrating its purchases for particular parts over a limited number of suppliers in order to maintain quality and cost control and to increase the suppliers' commitment to the Company. The Company relies upon, and expects to continue to rely upon, several single source suppliers for critical components. During fiscal 2001 and 2000, the Company purchased approximately $4,839,000 and $4,554,000, respectively, of raw materials from one vendor, which represented approximately 63% and 61% of materials used in products sold during the respective years.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(17)Segment Information
    -------------------

    Segment information has been presented on a basis consistent with how business activities are reported internally to management. Management solely evaluates operating profit by segment by direct costs of manufacturing its products without an allocation of indirect costs. In determining the total revenues by segment, freight income and sales discounts are not allocated to each of the segments for internal reporting purposes. The Company has two operating segments which assemble, manufacture, and sell a variety of products: ATV Accessories and Plastic Wheel Covers. ATV Accessories is engaged in the design, assembly, and sale of ATV accessories such as snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, and utility boxes. Plastic Wheel Covers manufactures and sells injection-molded plastic wheel covers for vehicles such as golf carts, lawnmowers, and light-duty trailers. The significant accounting policies of the operating segments are the same as those described in
    Note 1. Sales of snowplow blades comprised approximately 71% and 66% of ATV Accessories revenues in fiscal 2001 and 2000, respectively. Sales of snowplow blades comprised approximately 62% and 57% of the Company's consolidated total revenues in fiscal 2001 and 2000, respectively.

    The following is a summary of certain financial information related to the two segments:

                                             2001         2000
                                             ----         ----

        Total revenues by segment
        -------------------------
        ATV Accessories                  $11,592,047    11,022,322
        Plastic Wheel Covers               1,984,006     1,978,307
                                         ------------   -----------
          Total revenues by segment       13,576,053    13,000,629
        Freight income                       109,377       103,772
        Sales allowances                    (371,604)     (324,930)
                                         ------------   -----------
          Total combined revenue         $13,313,826    12,779,471
                                         ============   ===========

        Operating profit by segment
        ---------------------------
        ATV Accessories                  $ 3,690,265     3,257,427
        Plastic Wheel Covers               1,339,980     1,076,150
        Factory overhead                    (973,962)     (692,268)
        Selling, general, and
          administrative                  (2,978,841)   (2,646,331)
        Interest income (expense), net        (2,534)       20,903
        Other income (expense), net           43,733         4,895
        Income tax benefit                    55,360          -
                                         ------------   -----------
          Net income                     $ 1,174,001     1,020,776
                                         ============   ===========

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements


(17)Segment Information, Continued
    ------------------------------

                                            2001         2000
                                            ----         ----
        Identifiable assets
        -------------------
        ATV Accessories                  $4,585,656   3,602,845
        Plastic Wheel Covers                825,130     762,576
                                         ----------   ---------
          Total identifiable assets       5,410,786   4,365,421
        Corporate and other assets        1,293,281     870,385
                                         ----------   ---------
          Total assets                   $6,704,067   5,235,806
                                         ==========   =========

        Depreciation by segment
        -----------------------
        ATV Accessories                  $   65,775      54,244
        Plastic Wheel Covers                 92,578      80,782
        Corporate and other                  69,467      70,744
                                         ----------   ---------
          Total depreciation             $  227,820     205,770
                                         ==========   =========

       Capital expenditures by segment
        ATV Accessories                  $  857,385     119,928
        Plastic Wheel Covers                247,371     114,134
        Corporate and other                 586,220     111,294
                                         ----------     -------
          Total capital expenditures     $1,690,976     345,356
                                         ==========     =======

    The following is a summary of the Company's revenue in different geographic areas during the years ended September 30, 2001 and 2000:

                                       2001          2000
                                       ----          ----

        United States              $12,476,848     11,989,031
        Other countries                836,978        790,440
                                   -----------     ----------
          Total revenue            $13,313,826     12,779,471
                                   ===========     ==========

    As of September 30, 2001 and 2000, all of the Company's long-lived assets are located in the United States of America. During fiscal 2001 and 2000, ATV Accessories had sales to individual customers which exceeded 10% of total revenues as described in Note 16. Plastic Wheel Covers did not have sales to any individual customer greater than 10% of total revenues during fiscal 2001 and 2000.

                        CYCLE COUNTRY ACCESSORIES CORP.
                                AND SUBSIDIARY

                    Notes to Consolidated Financial Statements

(18)Related Party Transactions
    --------------------------

    The Company was owed $46,000 at September 30, 2000 on a note receivable by a shareholder of the Company. The note receivable was repaid to the Company during fiscal 2001.

    Land Mark Leasing, Inc., which the Company owed $100,000 at September 30, 2000 under a short-term note payable, is wholly owned by the shareholders of Cycle Country. The short-term note payable was repaid by the Company during fiscal 2001.

    During the year ended September 30, 2001, consulting fees of approximately $31,600 were paid to the Company by Land Mark
    Products, Inc. Land Mark Products, Inc. is owned 10% by the shareholders of Cycle Country.

    Through August 20, 2001, the Company leased certain facilities from two of its shareholders under operating lease agreements, which obligated the Company for monthly lease payments of $25,320 per month through October 31, 2006 and $4,000 per month through September 30, 2004 (see Note 15).


(19)Commitments and Contingencies
    -----------------------------

    (a) Letters of Credit
        -----------------

        Letters of credit are purchase guarantees that ensure the Company's payment to third parties in accordance with specified terms and conditions which amounted to approximately $186,200 as of September 30, 2001.

    (b) Legal Matters
        -------------

        The Company is a defendant in two claims relating to matters arising in the ordinary course of its business. Management believes these claims are insured and subject to varying deductibles. The amount of liability, if any, from the claims cannot be determined with certainty; however, management is of the opinion that the outcome of the claims will not have a material adverse impact on the consolidated financial position of the Company.

    (c) Registration Statement
        ----------------------

        On November 15, 2001, the Company filed a Registration Statement on Form SB-2 (Amendment No. 2) with the Securities and Exchange Commission ("SEC"). The Registration Statement was declared effective by the SEC on November 28, 2001, File No. 333-68570.

Cycle Country Accessories Corp. and Subsidiaries
Condensed Consolidated Balance Sheet
March 31, 2002
(Unaudited)

                                     Assets

Current Assets:


   Cash and cash equivalents                              $    108,021
   Accounts receivable, net                                    899,579
   Inventories                                               3,099,033
   Taxes receivable                                            100,517
   Deferred income taxes                                        83,843
   Prepaid expenses and other                                  129,618
                                                          ------------
            Total current assets                             4,420,611
                                                          ------------

Property, plant, and equipment, net                          2,552,644

Intangible assets, net                                         260,478
Other assets                                                    79,220
                                                          ------------
                  Total assets                            $  7,312,953
                                                          ============


                  Liabilities and shareholders' Equity

Current Liabilities:
    Accounts payable                                      $    437,853
    Due to related parties                                     576,700
    Accrued expenses                                           561,710
    Bank line of credit                                        500,000
    Accrued interest payable                                     3,311
    Current portion of bank note payable                       854,003
                                                          ------------
           Total current liabilities                         2,933,577
                                                          ------------
Long-Term Liabilities:
    Bank note payable, less current portion                  3,173,791
    Deferred income taxes                                       28,483
                                                          ------------
             Total long-term liabilities                     3,202,274
                                                          ------------
                  Total liabilities                          6,135,851
                                                          ------------
shareholders' Equity:
    Preferred stock, $.0001 par value; 20,000,000 shares
       authorized; no shares issued or outstanding               -
    Common stock, $.0001 par value; 100,000,000 shares
       authorized; 3,698,250 shares issued and outstanding         370
    Additional paid-in capital                                 994,641
    Retained earnings                                          182,091
                                                          ------------
           Total shareholders' equity                        1,177,102
                                                          ------------
Total liabilities and shareholders' equity                $  7,312,953
                                                          ============




See accompanying notes to the condensed consolidated financial statements.

Cycle Country Accessories Corp. and Subsidiaries
Condensed Consolidated Statements of Income

                                       Three Months Ended March 31,
                                             2002         2001
                                           ----------   ---------
                                           (Unaudited)  (Unaudited)
Revenues:
 Net sales                              $   2,201,108   $ 3,469,801
 Freight income                                22,291        31,444
                                       --------------   -----------
       Total revenues                       2,223,399     3,501,245
                                       --------------   -----------
Cost of goods sold                         (1,516,030)   (2,429,338)
                                       --------------   -----------
       Gross profit                           707,369     1,071,907
                                       --------------   -----------
Selling, general, and administrative
   expenses                                  (717,142)     (683,265)
                                       --------------   -----------
      Income (loss) from operations            (9,773)      388,642
                                       --------------   -----------
Other Income (Expense):
  Interest expense                            (64,172)        -
  Interest income                               2,792        13,839
  Miscellaneous                                16,532        15,008
                                       --------------   -----------
      Total other income (expense)            (44,848)       28,847
                                       --------------   -----------
      Income (loss) before provision
         for income taxes                     (54,621)      417,489
                                       --------------   -----------
Provision for income taxes as a
     C corporation                             17,683         -
                                       --------------   -----------
      Net income (loss)                 $     (36,938)   $  417,489
                                       ==============   ===========
Weighted average shares outstanding:
   Basic                                    3,698,250     3,698,250
                                       ==============   ===========
   Diluted                                  3,856,938     4,098,250
                                       ==============   ===========
Earnings per share:
   Basic                                $      (0.01)    $     0.11
                                       ==============   ===========
   Diluted                              $      (0.01)    $     0.10
                                       ==============   ===========

Pro forma net income data (1):
     Net income reported                                 $  417,489
     Provision for income taxes                            (150,296)
                                                        -----------
          Pro forma net income                           $  267,193
                                                        ===========
Pro forma weighted average shares outstanding (1):
     Basic                                                3,698,250
                                                        ===========
     Diluted                                              4,098,250
                                                        ===========
Pro forma earnings per share (1):
     Basic                                               $     0.07
                                                        ===========
     Diluted                                             $     0.07
                                                        ===========

(1) The pro forma reflects the effect of the transaction in which all of the outstanding stock of Cycle Country Accessories Corp. (an Iowa corporation) was purchased by Cycle Country Accessories Corp. (a Nevada corporation), a C corporation. As a result, Cycle Country Accessories Corp. (an Iowa corporation) converted from an S corporation to a C corporation and a provision for income taxes has been included due to this conversion.

See accompanying notes to the condensed consolidated financial statements.

Cycle Country Accessories Corp. and Subsidiaries
Condensed Consolidated Statements of Income

                                                Six Months Ended March 31,
                                                 2002                2001
                                          --------------       --------------
                                           (Unaudited)            (Unaudited)
Revenues:
 Net sales                                $   6,986,279        $  7,383,434
 Freight income                                  48,544              64,539
                                          --------------       --------------
       Total revenues                         7,034,823           7,447,973
                                          --------------       --------------
Cost of goods sold                           (5,042,051)         (5,295,878)
                                          --------------       --------------
       Gross profit                           1,992,772           2,152,095
                                          --------------       --------------
Selling, general, and administrative
   expenses                                  (1,408,768)         (1,269,630)
                                          --------------       --------------
      Income from operations                    584,004             882,465
                                          --------------       --------------
Other Income (Expense):
  Interest expense                             (128,240)               (452)
  Interest income                                 4,287              21,976
  Miscellaneous                                  19,213              46,846
                                          --------------       --------------
      Total other income (expense)             (104,740)             68,370
                                          --------------       --------------
      Income before provision for
         income taxes                           479,264             950,835
                                          --------------       --------------
Provision for income taxes as a
     C corporation                             (174,515)               -
                                          --------------       --------------
      Net income                          $     304,749         $   950,835
                                          ==============       ==============
Weighted average shares outstanding:
   Basic                                      3,698,250           3,698,250
                                          ==============       ==============
   Diluted                                    3,982,839           4,098,250
                                          ==============       ==============
Earnings per share:
   Basic                                  $        0.08         $      0.26
                                          ==============       ==============
   Diluted                                $        0.08         $      0.23
                                          ==============       ==============

Pro forma net income data (1):
     Net income reported                                        $   950,835
     Provision for income taxes                                    (342,301)
                                                                -------------
          Pro forma net income                                  $   608,534
                                                                =============
Pro forma weighted average shares outstanding (1):
     Basic                                                        3,698,250
                                                                =============
     Diluted                                                      4,098,250
                                                                =============
Pro forma earnings per share (1):
     Basic                                                      $      0.16

                                                                =============
     Diluted                                                    $      0.15

                                                                =============

(1) The pro forma reflects the effect of the transaction in which all of the outstanding stock of Cycle Country Accessories Corp. (an Iowa corporation) was purchased by Cycle Country Accessories Corp. (a Nevada corporation), a C corporation. As a result, Cycle Country Accessories Corp. (an Iowa corporation) converted from an S corporation to a C corporation and a provision for income taxes has been included due to this conversion.

See accompanying notes to the condensed consolidated financial statements.

Cycle Country Accessories Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

                                                Six Months Ended March 31,
                                               2002               2001
                                          --------------      ------------
                                           (Unaudited)        (Unaudited)

Cash Flows from Operating Activities:
   Net income                             $     304,749       $  950,835
   Adjustments to reconcile net income
      to net cash provided by operating
      activities:
         Depreciation                           133,062          112,047
         Amortization                             1,222            -
         Inventory reserve                       18,000            -
         Gain on sale of equipment              (17,010)          (8,778)
         (Increase) decrease in assets:
            Accounts receivable, net            158,704          (53,609)
            Inventories                        (331,254)         182,715
            Prepaid expenses and other          (54,688)         (20,127)
         Increase (decrease) in liabilities:
            Accounts payable                   (620,718)        (226,610)
            Accrued expenses                    261,173          231,518
            Accrued interest payable               (308)          (1,230)
                                          --------------       -----------
Net cash provided by (used in)
   operating activities                        (147,068)       1,166,761
                                          --------------       -----------

Cash Flows from Investing Activities:
   Purchase of equipment                       (116,103)        (194,033)
   Acquisition of net assets - subsidiary       (12,065)           -
   Proceeds from sale of equipment               21,886           22,079
   Payment received on notes receivable             -              1,000
                                          --------------       -----------
Net cash used in investing activities          (106,282)        (170,954)
                                          --------------       -----------

Cash Flows from Financing Activities:
   Payments on bank note payable               (412,718)           -
   Payments on short-term note payable              -           (100,000)
   Net borrowings from bank line of credit      500,000            -
   Distributions paid to shareholders as
     an S corporation                               -         (1,005,600)
                                          --------------      ------------
Net cash provided by (used in)
   financing activities                          87,282       (1,105,600)
                                          --------------      ------------

Net decrease in cash and cash equivalents      (166,068)        (109,793)

Cash and cash equivalents, beginning of
   period                                       274,089          368,797
                                          --------------      ------------

Cash and Cash Equivalents, end of
   period                                 $     108,021       $  259,004
                                          ==============      ============

Supplemental disclosures of cash flow information:

   Cash paid during the period for:

      Interest                            $     128,548       $    1,682
                                          ==============      ============

      Income taxes                        $     196,970       $      -
                                          ==============      ============

Supplemental schedule of non-cash
    investing and financing activities:

    Acquisition of net assets -
      subsidiary included in due to
      related parties                     $     516,700       $      -
                                          ==============      ============

    Increase in prepaid expenses -
      included in due to related parties  $      60,000       $      -
                                          ==============      ============

See accompanying notes to the condensed consolidated financial statements.

Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Six Months Ended March 31, 2002 and 2001
(Unaudited)


1.   Basis of Presentation:

The accompanying unaudited condensed consolidated financial statements for the three and six months ended March 31, 2002 and 2001, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for the periods presented.

The results of operations for the interim periods ended March 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year. These interim consolidated financial statements should be read in conjunction with the September 30, 2001 consolidated financial statements and related notes included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2001.

In November 2001, the Emerging Issues Task Force released Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) (EITF 01-09). Upon adoption of EITF 01-09 on January 1, 2002, the Company was required to classify certain payments to its customers as a reduction of sales. The Company previously classified these payments as selling, general, and administrative expenses in its consolidated statements of income. Upon adoption of EITF 01-09, $(38,896) and $98,213 as of the three months ended March 31, 2002 and 2001, respectively, and $214,152 and $287,630 as of the six months ended March 31, 2002 and 2001, respectively, were reclassified as a reduction (increase) in revenue. Because adoption of EITF 01-09 solely resulted in reclassification within the consolidated statements of income, there is no impact on the Company's financial condition, operating income, or net income.


2.	Acquisition of Assets

On March 11, 2002, the Company entered into an asset purchase agreement to purchase certain assets from Perf-form Products, Inc. ("Perf-form Products") for approximately $462,100 in cash and 22,500 shares of the Company's common stock for a total purchase price of approximately $528,800. The shares of the Company's common stock were valued at the market price on the date of acquisition. Perf-form Products manufactures, sells, and distributes premium oil filters and related products for the motorcycle and ATV industries. As a result of the acquisition, the Company expects to be able to provide Perf-form Products a much larger distribution channel through it's existing distributor network in the United States and abroad; thereby, allowing Perf-form Products to accelerate its growth.

The acquisition was accounted for under the purchase method of accounting; accordingly, the purchase price has been allocated to reflect the fair value of assets acquired at the date of acquisition. The acquisition resulted in goodwill of approximately $41,700;
however, as discussed in Note 3, this goodwill recorded will not be amortized as a result of SFAS No. 142 transition provisions.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

                  At March 11, 2002
             ---------------------------

             Inventory                                  $     147,065
             Property and equipment                           120,000
             Trademark                                        100,000
             Covenant not-to-compete agreement                 70,000
             Patent                                            50,000
                                                        -------------
                Total assets acquired                   $     487,065
                                                        =============

The results of operations of the acquired business have been included in the accompanying condensed consolidated financial statements from the date of acquisition.

Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Six Months Ended March 31, 2002 and 2001
(Unaudited)


3.	Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of assets acquired. Goodwill arising from the Company's March 11, 2002 acquisition (see Note 2) is not being amortized in accordance with Statement of Financial Accounting Standards No. 142 (SFAS No. 142), Goodwill and Other Intangible Assets.

SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles would not be amortized into results of operations, but instead would be reviewed for impairment at least annually and written down and charged to results of operations in the periods in which the recorded value of goodwill and certain intangibles are determined to be greater than their fair value.

The trademark has been deemed to have an indefinite life and as such will not be amortized. The covenant not-to-compete agreement is being amortized over its estimated useful life (5 years) and the patent is being amortized over its remaining useful life of 11 years.


4.   Inventories:

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. The major components of inventories at March 31, 2002 are summarized as follows:

             Raw materials                              $   1,519,383
             Work in progress                                  46,651
             Finished goods                                 1,532,999
                                                        -------------
                Total inventories                       $   3,099,033
                                                        =============

5.   Accrued Expenses:

The major components of accrued expenses at March 31, 2002 are summarized as follows:

             Distributor rebate payable                 $     382,177
             Accrued salaries and related benefits            136,869
             Accrued warranty expense                          32,000
             Royalties payable                                 10,664
                                                        -------------
                Total accrued expenses                  $     561,710
                                                        =============


6.   Income Taxes:

The Company converted to a C corporation effective August 21, 2001. Prior to August 21, 2001, the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the shareholders reported their proportionate share of the Company's income on their individual tax returns. Therefore, no provision or liability for federal or state income taxes has been included in the Condensed Consolidated Financial Statements prior to August 21, 2001.


7.   Earnings Per Share:

Basic earnings per share ("EPS") is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed in a manner consistent with that of basic EPS while giving effect to the potential dilution that could occur if warrants to issue common stock were exercised.

Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Six Months Ended March 31, 2002 and 2001
(Unaudited)


7.   Earnings Per Share, Continued:

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the three months and six months ended March 31, 2002 and 2001:





                               For the three months ended            For the six months ended
                                    March 31, 2002                      March 31, 2002
                            -------------------------------      -----------------------------
                              Income       Shares     Per-share     Income        Shares     Per-share
                            (numerator) (denominator)  amount     (Numerator) (denominator)   amount
                          ------------- ------------- ---------   ----------  -------------  ---------
Basic EPS
Income available to common
     shareholders          $  (36,938)    3,698,250   $ (0.01)    $ 304,749    3,698,250     $  0.08

Effect of Dilutive Securities
Warrants                         -          158,688       -             -        284,589          -
                          ------------- ------------- ---------   ----------  -------------  ---------
Diluted EPS
Income available to common
     shareholders          $  (36,938)    3,856,938   $ (0.01)    $ 304,749    3,982,839     $  0.08
                          ============= ============= =========   ==========  =============  =========




                               For the three months ended            For the six months ended
                                     March 31, 2001                        March 31, 2001
                         --------------------------------------   ----------------------------------
                           Income        Shares     Per-share      Income        Shares      Per- share
                         (numerator)  (denominator)   amount     (numerator)  (Denominator)   amount
                         ------------ ------------- ----------   -----------  -------------  -----------
Basic EPS
Income available to common
     shareholders         $ 417,849    3,698,250    $ 0.11       $ 950,835      3,698,250     $ 0.26

Effect of Dilutive Securities
Warrants (1)                  -          400,000       -               -          400,000        -
                         ------------ ------------- ----------   -----------  -------------  -----------
Diluted EPS
Income available to common
     shareholders         $ 417,849    4,098,250    $ 0.10       $ 950,835      4,098,250     $ 0.23
                         ============ ============= ==========   ===========  =============  ===========


(1) The calculation of the effect of dilutive securities assumes a value of $5.00 for each share of the Company's common stock until traded on the open market on February 11, 2002.

Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Six Months Ended March 31, 2002 and 2001
(Unaudited)


8.   Segment Information:

Segment information has been presented on a basis consistent with how business activities are reported internally to management.
Management solely evaluates operating profit by segment by direct costs of manufacturing its products without an allocation of indirect costs. In determining the total revenues by segment, freight income and sales discounts are not allocated to each of the segments for internal reporting purposes. The Company has two operating segments which assemble, manufacture, and sell a variety of products: ATV
Accessories and Plastic Wheel Covers. ATV Accessories is engaged in the design, assembly, and sale of ATV accessories such as snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, and utility boxes. Plastic Wheel Covers manufactures and sells injection-molded plastic wheel covers for vehicles such as golf carts, lawnmowers, and light-duty trailers. The significant accounting policies of the operating segments are the same as those described in Note 1 to the Consolidated Financial Statements of the Company's Annual Report on Form 10-KSB for the year ended September
30, 2001. Sales of snowplow blades comprised approximately 51% and 72% of ATV Accessories revenues during the three months ended March 31, 2002 and 2001, respectively and approximately 76% and 78% of ATV Accessories revenues during the six months ended March 31, 2002 and 2001, respectively. In addition, sales of snowplow blades comprised approximately 36% and 62% of the Company's consolidated total revenues during the three months ended March 31, 2002 and 2001, respectively and approximately 66% and 69% of the Company's consolidated total revenues during the six months ended March 31, 2002 and 2001, respectively.

The following is a summary of certain financial information related to the two segments during the three months and six months ended
March 31, 2002 and 2001:


                                Three months ended March 31,      Six months ended March 31,

                                   2002                2001          2002             2001
                               -------------  ---------------    -------------  ------------
Total revenues by segment
  ATV Accessories               $ 1,569,733    $ 3,007,474        $ 6,102,997    $ 6,616,878
     Plastic Wheel Covers           671,155        530,327          1,094,277        947,951
                               -------------  ---------------    -------------  -------------
      Total revenues by segment   2,240,888      3,537,801          7,197,274      7,564,829
  Freight income                     22,290         31,444             48,544         64,539
  Sales allowances                  (39,779)       (68,000)          (210,995)      (181,395)
                               -------------  ---------------    -------------  -------------
      Total revenues            $ 2,223,399    $ 3,501,245        $ 7,034,823    $ 7,447,973
                               =============  ===============    =============  =============

Operating profit by segment
  ATV Accessories               $   655,421    $ 1,078,213        $ 2,252,433    $ 2,349,182
     Plastic Wheel Covers           477,284        418,996            765,191        711,950
     Freight income                  22,290         31,444             48,544         64,539
     Sales allowances               (39,779)       (68,000)          (210,995)      (181,395)
     Factory overhead              (407,847)      (388,746)          (862,401)      (792,180)
     Selling, general, and
       administrative              (717,142)      (683,265)        (1,408,768)    (1,269,631)
   Interest income (expense),net    (61,380)        14,161           (123,953)        21,846
     Other income (expense), net     16,532         14,686             19,213         46,524
     Provision for income taxes      17,683             -            (174,515)           -
                                ------------  --------------    --------------- --------------
          Net income (loss)     $   (36,938)   $   417,489        $   304,749    $   950,835
                                ============  ==============    =============== ==============


Cycle Country Accessories Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
Six Months Ended March 31, 2002 and 2001
(Unaudited)


8.   Segment Information, Continued:

The following is a summary of the Company's revenue in different geographic areas during the three months and six months ended March 31, 2002 and 2001:

                            Three months ended March 31,     Six months ended March 31,
                             2002               2001            2002           2001
                          ------------     --------------   -------------  ----------
United States of America  $ 1,997,693      $ 3,285,860      $ 6,429,740    $ 7,062,642
Other countries               225,706          215,385          605,083        385,331
                          ------------     --------------   -------------  -----------
          Total revenue   $ 2,223,399      $ 3,501,245      $ 7,034,823    $ 7,447,973
                          ============     ==============   =============  ===========

As of March 31, 2002, all of the Company's long-lived assets are located in the United States of America.

ATV Accessories sales to major customers, which exceeded 10% of net revenues, accounted for approximately 24.3% of net revenues during the three months ended March 31, 2002, and approximately 19.9%, 13.5%, and 13.5% each of net revenues during the three months ended March 31, 2001. Plastic Wheel Covers did not have sales to any individual customer greater than 10% of net revenues during the three months ended March 31, 2002 or 2001.

ATV Accessories sales to major customers, which exceeded 10% of net revenues, accounted for approximately 19.8%, 15.1%, and 10% each of net revenues during the six months ended March 31, 2002, and approximately 18.6%, 15.6%, 13.1% and 11.2% each of net revenues during the six months ended March 31, 2001. Plastic Wheel Covers did not have sales to any individual customer greater than 10% of net revenues during the six months ended March 31, 2002 or 2001.


9.   Contingencies:
     Legal Matters

The Company is involved in a claim relating to an allegation of patent infringement. The claim is in the preliminary phases. The amount of liability, if any, from the claim cannot be determined with certainty; however, management is of the opinion that the outcome will not have a material adverse effect on the consolidated financial position or operations of the Company.

10.  New Accounting Standards

As more fully described in Note 1 of the Notes to Condensed
Consolidated Financial Statements, on January 1, 2002, the Company was required to adopt EITF 01-09. For a discussion of the impact of this new accounting standard upon the Company, see Note 1.

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill.
SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 was adopted by the Company on January 1, 2002. Accordingly, adoption of these statements had no effect on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses accounting and reporting for the impairment and disposal of long-lived assets disposed of after December 15, 2001. SFAS No. 144 supersedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principals Board (APB) Opinion No. 30, and amends Accounting Research Bulletin (ARB) No. 51 to eliminate the exception to consolidation for a subsidiary. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale. The Company does not expect the adoption of this statement to have material effect on its financial statements.

     No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
Cycle Country.  This prospectus
does not constitute an offer to
sell or a solicitation to an offer
to buy the securities offered
hereby to any person in any state
or other jurisdiction in which such
offer or solicitation would be
unlawful.  Neither the delivery of
this prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.

Until _________ __, 2002 (90 days
after the date of this prospectus)
all dealers that effect
transactions in these securities,
whether or not participating in
this offering, may be required to
deliver a prospectus .  This is in
addition to the dealer's obligation
to deliver a prospectus when acting
as underwriters and with respect to
their unsold allotments or
subscriptions.

--------------------------------------

	TABLE OF CONTENTS
                               Page
                               ----

Prospectus Summary....................  3   Cycle Country Accessories Corp.
The Offering..........................  4
Summary Financial Data................  6
Risk Factors..........................  7
Use of Proceeds....................... 11
Determination of Offering Price....... 11
Dividend Policy....................... 11            500,000 SHARES
Management's Discussion and Analysis.. 12
Business.............................. 21
Management ........................... 29
Principal Shareholders................ 32
Selling Shareholder................... 33
Certain Transactions.................. 34          -----------------
Description of Securities............. 35
Indemnification ...................... 38             PROSPECTUS
Plan of Distribution.................. 39
Legal Matters......................... 41          -----------------
Experts............................... 41
Where You Can Find More
Information........................... 42
Financial Statements...................F-1
------------------------------------------

           July 24, 2002

                                   PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

      ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We estimate that expenses in connection with this registration statement will be as follows:

    SEC registration fee              $      200
    Legal fees and expenses           $    7,500
    Accounting fees and expenses      $    5,000
    Miscellaneous*                    $    2,300
                                      ----------

    Total                             $   15,000


*estimate

        ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information is furnished with regard to all securities sold by Cycle Country Accessories Corp. within the past three years that were not registered under the Securities Act.
The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.


Date             Name                    # of Shares      Total  Price
----             ----                    -----------      ------------

June 26,2 2002   Go Company, LLC           155,000        $450,000*


* The shares were issued in lieu of cash for repayment of $450,000 advanced from Go Company in connection with the company's acquisition of Per-Form, Inc.

                             ITEM 27. EXHIBITS

Exhibit Number		Description
--------------          -----------

3.1                     Articles of Incorporation of Cycle Country
                        Accessories Corp.*

3.2                     Bylaws of Cycle Country Accessories Corp.*

4.1 Specimen certificate of the Common Stock of Cycle Country Accessories Corp.*

4.2                     Specimen certificate of the Warrants of
                        Cycle Country Accessories Corp.*

5.1                     Opinion of Law Office of L. Van Stillman,
                        P.A. as to legality of securities being
                        registered

10.1 Stock Purchase Redemption Agreement entered into on August 21, 2001 by and between Cycle Country Accessories Corporation (an Iowa Corporation), the holders and record owners of all of the outstanding shares of Cycle Country Accessories Corporation (an Iowa Corporation) and Cycle Country Accessories Corp. (a Nevada Corporation) and parent of Cycle Country Accessories Corporation (an Iowa Corporation).*

10.2 Secured Credit Agreement by and between Cycle Country Accessories Corp. (a Nevada Corporation) and Cycle Country Accessories Corporation (an Iowa Corporation) as Borrowers and Bank Midwest, Minnesota Iowa, N.A. as Lender dated as of August 21, 2001.*

10.3                    Employment Agreement with Ronald Hickman.*

10.4                    Employment Agreement with Jim Danbom.*

10.5                    Lease of Business Property entered into
                        November 21, 2985 between Double J Building and Cycle Country Accessories Corporation
                        (an Iowa corporation).  *

10.6                    Lease of Business Property entered into
                        August 1, 1994 between Double j Building and Okoboji Industries.*

10.7                    Cycle Country Accessories Corp. Pension and
                        Profit Sharing Plan.*

10.8                    Promissory Note dated July 24, 2000 with
                        Landmark Leasing. *

10.9                    Promissory Note dated May 30, 1996 with
                        Okoboji Industries.*

10.10                   Promissory Note dated August 7, 1995 with
                        Okoboji Industries.*

23.1                    Consent of Tedder, James, Worden &
                        Associates, P.A. regarding Cycle Country
                        Accessories Corp. (a Nevada corporation)

23.2                    Consent of L. Van Stillman (included in
                        Exhibit 5.1)

* previously filed in connection with the company's registration statement on Form SB-2 (and amendments thereto) filed August 29, 2001 (file number 333-68570).

                          ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
             i.  Include any prospectus required by Section
                 10(a)(3) of the Securities Act;
            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
           iii. Include any additional or changed material information on the plan of distribution.
     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4)  For determining any liability under the Securities
          Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
     (5)  For determining any liability under the Securities
          Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milford state of Iowa, on July 24, 2002.

                       CYCLE COUNTRY ACCESSORIES CORP.

                  	By:	/s/ Ron Hickman
                                -----------------------
                                 Ron Hickman
                                 Principal Executive Officer,
                                 President and Director


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 24, 2002.

By:     /s/ Ron Hickman         Principal Executive Officer, President and
   --------------------         Director
        Ron Hickman


By:     /s/ Dave Davis          Principal Financial Officer and
   -------------------------    Principal Accounting Officer
        Dave Davis

By:	/s/ Jim Danbom		Director
   -------------------------
	Jim Danbom

By:     /s/ L.G. Hancher Jr.    Director
   -------------------------
        L.G. Hancher Jr.

By:     /s/ F. L. Miller        Director
   -------------------------
	F. L. Miller

By:     /s/ Rod Simonson        Director
   ------------------------
	Rod Simonson